Exhibit 99.1

Item 8. Financial Statements and Supplementary Data

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Restaurant Brands International Inc.:

We have audited the accompanying consolidated balance sheets of Restaurant Brands International Inc. and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Restaurant Brands International Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1(b) to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted to reflect the updated fair value of net assets acquired related to the Company’s business combination and to reflect the change in presentation of debt issuance costs due to the adoption of ASU 2015-03. In addition, Note 25 has been retrospectively adjusted to reflect a change in the Company’s reportable segments.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Restaurant Brands International Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 2, 2015 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

March 2, 2015, except as to Notes 1(b) and 25, which are as of December 3, 2015

Miami, Florida

Certified Public Accountants

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In millions of U.S. dollars, except share data)

	As of
	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$1,803.2	$786.9
Restricted cash and cash equivalents	84.5	—
Trade and notes receivable, net	441.2	179.7
Inventories and other current assets, net	172.3	60.7
Advertising fund restricted assets	53.0	—
Deferred income taxes, net	86.6	38.0

Total current assets	2,640.8	1,065.3
Property and equipment, net of accumulated depreciation of $225.1 million and $187.9 million, respectively	2,437.1	801.5
Intangible assets, net	10,445.1	2,796.0
Goodwill	5,230.1	630.0
Net investment in property leased to franchisees	140.5	163.1
Other assets, net	444.4	329.6

Total assets	$21,338.0	$5,785.5

LIABILITIES, REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$223.0	$31.1
Accrued advertising	25.9	56.5
Other accrued liabilities	335.6	155.0
Gift card liability	187.0	22.0
Advertising fund liabilities	45.5	—
Current portion of long term debt and capital leases	1,128.8	81.4

Total current liabilities	1,945.8	346.0
Term debt, net of current portion	8,826.5	2,837.2
Capital leases, net of current portion	243.7	75.4
Other liabilities, net	707.8	317.9
Deferred income taxes, net	1,982.8	692.8

Total liabilities	13,706.6	4,269.3

Commitments and Contingencies (Note 23)
Redeemable preferred shares; $43.775848 par value; 68,530,939 shares authorized, issued and outstanding at December 31, 2014; 0 authorized, issued and outstanding at December 31, 2013	3,297.0	—
Shareholders’ Equity:
Common shares, no par value at December 31, 2014, $0.01 par value at December 31, 2013, unlimited shares authorized at December 31, 2014, 2,000,000,000 shares authorized at December 31, 2013, 202,052,741 shares issued and outstanding at December 31, 2014; 352,161,950 shares issued at December 31, 2013	1,755.0	3.5
Additional paid-in capital	—	1,239.9
(Accumulated deficit) retained earnings	231.0	225.5
Accumulated other comprehensive income (loss)	(108.6)	54.6
Treasury stock, at cost; zero shares at December 31, 2014 and 345,286 shares at December 31, 2013	—	(7.3)

Total Restaurant Brands International Inc. shareholders’ equity	1,877.4	1,516.2
Noncontrolling interests	2,457.0	—

Total shareholders’ equity	4,334.4	1,516.2

Total liabilities, redeemable preferred shares and shareholders’ equity	$21,338.0	$5,785.5

See accompanying notes to consolidated financial statements.

By:	/s/ Alexandre Behring	By:	/s/ Daniel Schwartz
	Alexandre Behring, Executive Chairman		Daniel Schwartz, Chief Executive Officer and Director

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In millions of U.S. dollars, except per share data)

	2014	2013	2012
Revenues:
Sales	$167.4	$222.7	$1,169.0
Franchise and property revenues	1,031.4	923.6	801.9

Total revenues	1,198.8	1,146.3	1,970.9
Cost of sales	156.4	195.3	1,037.2
Franchise and property expenses	179.0	152.4	115.1
Selling, general and administrative expenses	345.4	242.4	347.6
(Income) loss from equity method investments	9.5	12.7	4.1
Other operating expenses (income), net	327.4	21.3	49.2

Total operating costs and expenses	1,017.7	624.1	1,553.2

Income from operations	181.1	522.2	417.7
Interest expense, net	279.7	200.0	223.8
Loss on early extinguishment of debt	155.4	—	34.2

Income (loss) before income taxes	(254.0)	322.2	159.7
Income tax expense	15.3	88.5	42.0

Net income (loss)	(269.3)	233.7	117.7

Net income (loss) attributable to noncontrolling interests (Note 17)	(430.7)	—	—
Net income (loss) attributable to Restaurant Brands International Inc.	161.4	233.7	117.7

Preferred shares dividends	13.8	—	—
Accretion of preferred shares to redemption value	546.4	—	—

Net income (loss) attributable to common shareholders	$(398.8)	$233.7	$117.7

Earnings (loss) per common share:
Basic	$(1.16)	$0.67	$0.34
Diluted	$(2.32)	$0.65	$0.33
Weighted average shares outstanding
Basic	343.7	351.0	349.7
Diluted	358.2	357.8	354.1
Dividends per common share	$0.30	$0.24	$0.04

See accompanying notes to consolidated financial statements.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(In millions of U.S. dollars)

	2014	2013	2012
Net income (loss)	$(269.3)	$233.7	$117.7
Foreign currency translation adjustment	(224.1)	50.1	15.5
Reclassification of foreign currency translation adjustment into net income	—	(3.0)	—
Net change in fair value of net investment hedges (net of tax of $20.9, $5.7 and $4.2)	45.4	(9.1)	(6.6)
Net change in fair value of cash flow hedges (net of tax of $57.6, $65.8 and $6.4)	(98.7)	103.3	(10.0)
Amounts reclassified to earnings of cash flow hedges (net of tax of $2.7, $2.3 and $4.6)	(4.1)	3.8	7.0
Pension and post-retirement benefit plans (net of tax of $12.3, $10.7 and $0.2)	(23.8)	20.8	(1.3)
Amortization of prior service (credits) costs (net of tax of $1.1, $1.2 and $1.0)	(1.8)	(1.8)	(1.6)
Amortization of actuarial (gains) losses (net of tax of $0.0, $0.4 and $0.0)	(1.0)	0.8	—

Other comprehensive income (loss)	(308.1)	164.9	3.0

Comprehensive income (loss)	(577.4)	398.6	120.7
Comprehensive income (loss) attributable to noncontrolling interests	(462.1)	—	—

Comprehensive income (loss) attributable to Restaurant Brands International Inc.	$(115.3)	$398.6	$120.7

See accompanying notes to consolidated financial statements.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

(In millions of U.S. dollars, except per share data)

	Issued Common Shares		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Noncontrolling Interest	Total
	Shares	Amount
Balances at December 31, 2011	348.2	$3.5	$1,186.6	$(27.6)	$(113.3)	$—	$—	$1,049.2
Stock option exercises	0.5	—	1.5	—	—	—	—	1.5
Share-based compensation	—	—	12.2	—	—	—	—	12.2
Issuance of shares	1.5	—	5.4	—	—	—	—	5.4
Dividend paid on common shares ($0.04 per share)	—	—	—	(14.0)	—	—	—	(14.0)
Net income	—	—	—	117.7	—	—	—	117.7
Other comprehensive income (loss)	—	—	—	—	3.0	—	—	3.0

Balances at December 31, 2012	350.2	$3.5	$1,205.7	$76.1	$(110.3)	$—	$—	$1,175.0
Stock option exercises	1.7	—	6.0	—	—	—	—	6.0
Stock option tax benefits	—	—	10.1	—	—	—	—	10.1
Share-based compensation	—	—	14.6	—	—	—	—	14.6
Issuance of shares	0.3	—	3.5	—	—	—	—	3.5
Treasury stock purchases	—	—	—	—	—	(7.3)	—	(7.3)
Dividend paid on common shares ($0.24 per share)	—	—	—	(84.3)	—	—	—	(84.3)
Net income	—	—	—	233.7	—	—	—	233.7
Other comprehensive income (loss)	—	—	—	—	164.9	—	—	164.9

Balances at December 31, 2013	352.2	$3.5	$1,239.9	$225.5	$54.6	$(7.3)	$—	$1,516.2
Stock option exercises	0.1	—	0.4	—	—	—	—	0.4
Stock option tax benefits	—	—	—	—	—	—	—	—
Share-based compensation	—	—	25.8	—	—	—	—	25.8
Issuance of shares	0.1	—	3.3	—	—	—	—	3.3
Dividend paid on common shares ($0.30 per share)	—	—	—	(105.6)	—	—	—	(105.6)
Retirement of treasury stock	(0.3)	—	(7.3)	—	—	7.3	—	—
Transfer of additional paid-in capital balance to common shares	—	1,262.1	(1,262.1)	—	—	—	—	—
Transfers to noncontrolling interests	(265.0)	(3,003.0)	—	(28.5)	113.5	—	2,918.0	—
Issuance of warrant	—	247.6	—	—	—	—	—	247.6
Accretion of preferred shares to redemption value	—	(538.4)	—	(8.0)	—	—	—	(546.4)
Preferred share dividends	—	—	—	(13.8)	—	—	—	(13.8)
Issuance of 106,565,335 shares from acquisition of Tim Hortons	106.6	3,783.1	—	—	—	—	—	3,783.1
Noncontrolling interest from acquisition of Tim Hortons	—	—	—	—	—	—	1.1	1.1
Exercise of warrant	8.4	0.1	—	—	—	—	—	0.1
Net income (loss)	—	—	—	161.4	—	—	(430.7)	(269.3)
Other comprehensive income (loss)	—	—	—	—	(276.7)	—	(31.4)	(308.1)

Balances at December 31, 2014	202.1	$1,755.0	$—	$231.0	$(108.6)	$—	$2,457.0	$4,334.4

See accompanying notes to consolidated financial statements.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In millions of U.S. dollars)

	2014	2013	2012
Cash flows from operating activities:
Net income (loss)	$(269.3)	$233.7	$117.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68.8	65.8	114.2
Loss on early extinguishment of debt	127.3	—	34.2
Amortization of deferred financing costs and debt issuance discount	60.2	56.3	57.0
(Income) loss from equity method investments	9.5	12.7	4.1
Loss (gain) on remeasurement of foreign denominated transactions	(6.2)	0.3	(8.2)
Amortization of defined benefit pension and postretirement items	(3.9)	(2.1)	(2.5)
Net losses (gains) on derivatives	297.5	6.1	11.8
Net losses (gains) on refranchisings and dispositions of assets	17.6	(3.9)	27.0
Bad debt expense (recoveries), net	1.9	2.0	(0.8)
Share-based compensation expense	43.1	14.8	12.2
Amortization of inventory step-up	11.8	—	—
Deferred income taxes	(61.9)	32.1	8.9
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Restricted cash and cash equivalents	(36.4)	—	—
Trade and notes receivable	(24.5)	(7.6)	(22.2)
Inventories and other current assets	(24.1)	(7.8)	(7.0)
Accounts and drafts payable	(17.9)	(30.6)	(23.9)
Accrued advertising	(35.9)	(10.6)	(32.3)
Other accrued liabilities	123.1	(5.4)	(40.3)
Other long-term assets and liabilities	(21.4)	(30.6)	(25.5)

Net cash provided by operating activities	259.3	325.2	224.4

Cash flows from investing activities:
Payments for property and equipment	(30.9)	(25.5)	(70.2)
(Payments) proceeds from refranchisings, disposition of assets and restaurant closures	(7.8)	64.8	104.9
Net payments for acquired and disposed franchisee operations, net of cash acquired	(3.9)	(11.9)	(15.3)
Net payment for purchase of Tim Hortons, net of cash acquired	(7,374.7)	—	—
Return of investment on direct financing leases	15.5	15.4	14.2
Settlement/sale of derivatives	(388.9)	—	—
Other investing activities, net	(0.1)	0.2	—

Net cash provided by (used for) investing activities	(7,790.8)	43.0	33.6

Cash flows from financing activities:
Proceeds from term debt	6,682.5	—	1,733.5
Proceeds from Senior Notes	2,250.0	—	—
Proceeds from issuance of preferred shares, net	2,998.2	—	—
Repayments of term debt, Senior Notes, Discount Notes and capital leases	(3,102.0)	(57.2)	(1,879.6)
Payment of financing costs	(158.0)	—	(16.0)
Dividends paid on common stock	(105.6)	(84.3)	(14.0)
Proceeds from stock option/warrant exercises	0.5	6.0	1.5
Excess tax benefits from share-based compensation	—	10.1	—
Repurchases of common stock	—	(7.3)	—

Net cash provided by (used for) financing activities	8,565.6	(132.7)	(174.6)

Effect of exchange rates on cash and cash equivalents	(17.8)	4.7	4.3
Increase in cash and cash equivalents	1,016.3	240.2	87.7
Cash and cash equivalents at beginning of period	786.9	546.7	459.0

Cash and cash equivalents at end of period	$1,803.2	$786.9	$546.7

Supplemental cashflow disclosures:
Interest paid	$199.9	$139.1	$170.3
Income taxes paid	$35.2	$35.6	$40.1
Non-cash investing and financing activities:
Investments in unconsolidated affiliates	$—	$17.8	$98.6
Acquisition of property with capital lease obligations	$—	$1.0	$36.1
Net investment in direct financing leases	$—	$—	$0.7

See accompanying notes to consolidated financial statements.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1(a). Description of Business and Organization

Description of Business

Restaurant Brands International Inc. (the “Company,” “we,” “us” and “our”) was originally formed on August 25, 2014 and continued under the laws of Canada. Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is a successor issuer to Burger King Worldwide, Inc. (“Burger King Worldwide”). The Company serves as the sole general partner of Restaurant Brands International Limited Partnership (the “Partnership”), the indirect parent of Burger King Worldwide, a Delaware corporation that franchises and operates fast food hamburger restaurants principally under the Burger King® brand, and Tim Hortons ULC(f/k/a Tim Hortons Inc.) (“Tim Hortons”), an unlimited liability company existing under the laws of British Columbia that franchises and operates quick service restaurants that serve premium coffee and other beverage and food products under the Tim Hortons® brand. We are one of the world’s largest quick service restaurant, or QSR, chains as measured by the total number of restaurants. As of December 31, 2014, we franchised or owned a total of 19,043 restaurants in approximately 100 countries and U.S. territories worldwide. Of these restaurants, 18,978 were owned by our franchisees and 65 were Company restaurants.

The following table outlines our restaurant count, by brand and consolidated, and Burger King restaurant activity for the periods indicated.

Burger King Restaurants	2014	2013	2012
Franchised restaurants – beginning of period	13,615	12,579	11,217
Franchise - Openings	999	882	691
Franchise - Closures	(294)	(206)	(200)
Net refranchisings	—	360	871

Franchised restaurants – end of period	14,320	13,615	12,579
Company restaurants – end of period	52	52	418

Total systemwide restaurants – end of period	14,372	13,667	12,997

Tim Hortons Restaurants	2014
Franchised restaurants – end of period	4,658
Company restaurants – end of period	13

Total systemwide restaurants – end of period	4,671

System Wide Restaurants	2014
Franchised restaurants – end of period	18,978
Company restaurants – end of period	65

Total systemwide restaurants – end of period	19,043

Excluded from the above table are 258 primarily licensed Tim Hortons locations in the Republic of Ireland and the United Kingdom as of December 28, 2014.

All references to “$” or “dollars” are to the currency of the United States unless otherwise indicated. All references to Canadian dollars or C$ are to the currency of Canada unless otherwise indicated.

The Transactions

On December 12, 2014 (the “Closing Date”), pursuant to the Arrangement Agreement and Plan of Merger (the “Arrangement Agreement”), dated as of August 26, 2014, by and among Tim Hortons, Burger King Worldwide, the Company, Partnership, Blue Merger Sub, Inc., a wholly owned subsidiary of Partnership (“Merger Sub”), and 8997900 Canada Inc., a wholly owned subsidiary of Partnership (“Amalgamation Sub”), Amalgamation Sub acquired all of the outstanding shares of Tim Hortons pursuant to a plan of arrangement under Canadian law, which resulted in Tim Hortons becoming an indirect subsidiary of both us and Partnership (the “Arrangement”) and Merger Sub merged with and into Burger King Worldwide, with Burger King Worldwide surviving the merger as an indirect subsidiary of both us and Partnership (the “Merger” and, together with the Arrangement, the “Transactions”). The Arrangement was accounted for as a business combination using the acquisition method of accounting and Burger King Worldwide was determined to be the accounting acquirer. The primary reason for the acquisition was to create one of the world’s largest quick service restaurant companies.

In connection with the Transactions, the former holders of Burger King Worldwide common stock received 87.0 million newly issued common shares of the Company and 265.0 million newly issued Class B exchangeable limited partnership units of Partnership (the “Partnership exchangeable units”), which are intended to provide economic rights that are substantially equivalent, and voting rights with respect to the Company that are equivalent, to the corresponding rights afforded to the holders of the Company’s common shares (resulting in a 65.7% voting interest in the Company) in exchange for their holdings of Burger King Worldwide common stock. Former holders of Tim Hortons common shares received 106.6 million newly issued common shares of the Company (representing a 19.9% voting interest in the Company) as a component of consideration in the acquisition of Tim Hortons. Additionally, we issued a warrant to purchase 8,438,225 common shares of the Company (the “Warrant”) to a subsidiary of Berkshire Hathaway, Inc. in connection with the issuance of 9.0% cumulative compounding perpetual voting Preferred Shares (the “Preferred Shares”), which was exercised on December 15, 2014 (together with voting rights of preferred shares, representing a 14.4% voting interest in the Company). The Company’s common shares trade on the New York Stock Exchange and Toronto Stock Exchange under the ticker symbol “QSR”. The Partnership exchangeable units trade on the Toronto Stock Exchange under the ticker symbol “QSP”.

In 2014, fees and expenses related to the Transactions and related financings totaled $238.4 million, including (1) $70.0 million consisting principally of investment banking fees and legal fees (which are classified as selling, general and administrative expenses), (2) compensation related expenses of $55.0 million (which are classified as selling, general and administrative expenses) (3) commitment fees of $28.1 million associated with the bridge loan available at the closing of the Transactions (which are classified as loss on early extinguishment of debt) and (4) the payment of premiums of $85.3 million to redeem the Burger King Worldwide notes (which are classified as loss on early extinguishment of debt). Debt issuance costs capitalized in connection with the issuance of debt to fund the Transactions and refinancing of Burger King Worldwide indebtedness (see Note 10, Long-term debt) totaled $160.2 million and are classified as a reduction to Term Debt, net of current portion.

The total consideration paid in connection with the acquisition of Tim Hortons was approximately $11.3 billion. This consideration paid, along with repayment of Burger King Worldwide indebtedness (see Note 10, Long-term debt) and the payment of transaction expenses was funded through (i) our issuance of 106.6 million of common shares of the Company to Tim Hortons shareholders, (ii) $6,750.0 million of proceeds from borrowings by a subsidiary of Partnership under a new term loan credit facility (the “Term Loan Facility”), (iii) $2,250.0 million of proceeds from the issuance of second lien secured senior notes by a subsidiary of Partnership, and (iv) $3,000.0 million of proceeds from our issuance of the Preferred Shares and the Warrant.

As discussed in Note 18, Share-based Compensation, at the time of the Transactions, we assumed the obligation for all outstanding Burger King Worldwide stock options and RSUs. Additionally, pursuant to the Arrangement Agreement, we assumed the obligation for each vested and unvested Tim Hortons stock option with tandem SARs that was not surrendered in connection with the Arrangement on the same terms and conditions of the original awards, adjusted by an exchange ratio of 2.41.

The computation of consideration paid and the preliminary allocation of consideration to the net tangible and intangible assets acquired are presented in the tables that follow (in millions).

Cash consideration (a)	$7,516.7
Share consideration (b)	3,778.2

Total consideration paid	$11,294.9

(a)	Includes $13.9 million for the settlement of share-based compensation.

(b)	Calculated as 106,565,335 shares issued to former holders of Tim Hortons common shares, multiplied by $35.50, which was the closing price of a share of Burger King Worldwide common stock on the Closing Date, reduced by post-combination expense of approximately $4.9 million associated with accelerated vesting and recognition of certain Tim Hortons share-based compensation.

Note 1(b). Measurement Period Adjustments

The Transaction was accounted for as a business combination using the acquisition method of accounting and Burger King Worldwide was determined to be the accounting acquirer. The primary reason for the acquisition was to create one of the world’s largest quick service restaurant companies.

The application of the acquisition method of accounting resulted in the measurement and recognition of net assets acquired at a provisional fair value at the Closing Date, because at that time we had not completed our procedures with respect to the valuation of the acquired assets and liabilities. The acquisition method of accounting allows for up to a one year measurement period during which we can obtain additional information that exists as of the Closing Date to complete the measurement of the fair value of net assets acquired. These provisional fair value measurements have been subsequently refined based on additional information obtained during the measurement period. We had provisionally recorded these fair values based on preliminary information and management analysis, including preliminary work performed by third-party valuation specialists. During the nine months ended September 30, 2015, we adjusted our preliminary estimate of the fair value of certain acquired assets and liabilities, based on revisions to the valuation of the provisional assets and liabilities. These measurement period adjustments were retrospectively recorded in the consolidated balance sheet as of the Closing Date, and certain disclosures were updated to reflect the measurement period adjustments, as reflected herein. In addition, the related effects on the statement of operations for the period following the Closing Date resulting from the measurement period adjustments to the balance sheet have been retrospectively recorded in the consolidated statement of operations for the year ended December 31, 2014.

We have made adjustments to the provisional fair value amounts recognized at the Closing Date to reflect new information obtained about facts and circumstances that existed as of the Closing Date that, if known, would have affected the measurement of the provisional amounts recorded as of that date. These adjustments, referred to herein as “measurement period adjustments” materially impacted the value of certain tangible assets, intangible assets and liabilities. We applied the measurement period adjustments retrospectively to these consolidated financial statements. Accordingly, the audited consolidated financial statements, as initially filed in our Annual Report on Form 10-K for the year ended December 31, 2014, as originally filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2015 (the “Provisional Form 10-K”), have been revised to reflect the measurement period adjustments as retrospectively recorded on the Closing Date, as if these measurement period adjustments had been recorded initially therein.

More specifically, the provisional assets and liabilities, as initially recorded as of the Closing Date, were impacted by the revised valuation as follows:

	Revised Fair Value	Provisional Value	Adjustment
ASSETS
Total current assets	$654.9	$640.7	$14.2
Property and equipment	1,673.0	1,778.0	(105.0)
Tim Hortons Brand	7,255.0	6,236.9	1,018.1
Other intangible assets	564.3	580.7	(16.4)
Goodwill	4,640.0	5,263.2	(623.2)
Other assets	146.2	92.5	53.7

Value of assets	$14,933.4	$14,592.0	$341.4

LIABILITIES
Accounts and drafts payable	$228.2	$228.2	$—
Advertising fund liabilities	49.7	49.7	—
Other accrued liabilities	223.0	222.3	0.7
Total debt and capital lease obligations	1,346.0	1,233.8	112.2
Other liabilities, net	375.3	310.3	65.0
Deferred income taxes, net	1,415.2	1,251.7	163.5

Total liabilities	$3,637.4	$3,296.0	$341.4

NONCONTROLLING INTEREST	$1.1	$1.1	$—

All measurement period adjustments have been reflected on a retrospective basis as of the Closing Date. Additionally, our statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the year ended December 31, 2014 were retrospectively adjusted to reflect the effects of the measurement period adjustments. We expect to continue to obtain information to assist in determining the fair value of the net assets acquired as of the Closing Date during the measurement period. Measurement period adjustments that we determine to be material will be applied retrospectively as of the Closing Date.

Retrospective Adjustments to Consolidated Balance Sheet

We have retrospectively adjusted the provisional values to reflect the revised valuation, and therefore, our consolidated balance sheet as of December 31, 2014 presented herein reflects the following measurement period adjustments:

	As Provisionally Reported	Measurement Period Adjustments and Impact of New Accounting Standards Update(a)	As Retrospectively Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$1,803.2	$—	$1,803.2
Restricted cash and cash equivalents	84.5	—	84.5
Trade and notes receivable, net	439.9	1.3	441.2
Inventories and other current assets, net(a)	194.9	(22.6)	172.3
Advertising fund restricted assets	53.0	—	53.0
Deferred income taxes, net	85.6	1.0	86.6

Total current assets	2,661.1	(20.3)	2,640.8
Property and equipment, net	2,539.6	(102.5)	2,437.1
Intangible assets, net	9,441.1	1,004.0	10,445.1
Goodwill	5,851.3	(621.2)	5,230.1
Net investment in property leased to franchisees	140.5	—	140.5
Other assets, net(a)	530.4	(86.0)	444.4

Total assets	$21,164.0	$174.0	$21,338.0

LIABILITIES, REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$223.0	$—	$223.0
Accrued advertising	25.9	—	25.9
Other accrued liabilities	318.8	16.8	335.6
Gift card liability	187.0	—	187.0
Advertising fund liabilities	45.6	(0.1)	45.5
Current portion of long-term debt and capital leases	1,124.9	3.9	1,128.8

Total current liabilities	1,925.2	20.6	1,945.8
Term debt, net of current portion(a)	8,936.7	(110.2)	8,826.5
Capital leases, net of current portion	175.7	68.0	243.7
Other liabilities, net	644.1	63.7	707.8
Deferred income taxes, net	1,862.1	120.7	1,982.8

Total liabilities	13,543.8	162.8	13,706.6
Redeemable preferred shares	3,297.0	—	3,297.0
Shareholders’ equity:
Common shares	1,755.0	—	1,755.0
Retained earnings	227.6	3.4	231.0
Accumulated other comprehensive income (loss)	(111.7)	3.1	(108.6)

Total Restaurant Brands International Inc. shareholders’ equity	1,870.9	6.5	1,877.4
Noncontrolling interests	2,452.3	4.7	2,457.0

Total shareholders’ equity	4,323.2	11.2	4,334.4

Total liabilities, redeemable preferred shares and shareholders’ equity	$21,164.0	$174.0	$21,338.0

(a)	In April 2015, the FASB issued an accounting standards update that changed the presentation of debt issuance costs in financial statements. Under the new guidance, an entity presents such costs in the balance sheet as a direct deduction from the related debt obligation rather than as an asset. During the nine months ended September 30, 2015, we adopted this updated standard, which required retrospective application and resulted in the reclassification of debt issuance costs of $20.5 million and $9.1 million from Inventories and other current assets, net and $129.6 million and $33.9 million from Other assets, net to a reduction of $150.1 million and $43.0 million in Term debt, net of current portion in our condensed consolidated balance sheet as of December 31, 2014 and 2013, respectively. Other than this change in presentation, this accounting standards update did not have an impact on our consolidated financial position, results of operations or cash flows.

Retrospective Adjustments to Consolidated Statements of Operations, Comprehensive Income (Loss), Shareholders’ Equity and Cash Flows

We have applied the measurement period adjustments retrospectively to the consolidated statements of operations, comprehensive income (loss) shareholder’s equity and cash flows for the year ended December 31, 2014, as if the adjustments had been recorded on the Closing Date. The impact of these adjustments were not material for the year ended December 31, 2014.

The goodwill attributable to the Transactions will not be amortizable or deductible for tax purposes. Goodwill is considered to represent the value associated with the workforce and synergies the two companies anticipate realizing as a combined company. We have not yet allocated goodwill related to the Transactions to reporting units for goodwill impairment testing purposes. Goodwill will be allocated to reporting units when the purchase price allocation is finalized during the measurement period.

Note 1(c). Supplemental Pro Forma Information

The following unaudited consolidated pro forma summary has been prepared by adjusting our historical data to give effect to the Transactions as if they had occurred on January 1, 2013 (in millions, except per share amounts):

	Pro Forma - Unaudited
	2014	2013
Total Revenues	$4,221.6	$4,316.2
Net income	301.7	32.4
Net income (loss) attributable to non-controlling interests	20.7	(451.6)

Net income attributable to Restaurant Brands International Inc.	281.0	484.0

Preferred shares dividends	270.0	270.0
Accretion of preferred shares to redemption value	—	546.4

Net income (loss) attributable to common shareholders	$11.0	$(332.4)

Earnings (loss) per common share:
Basic	$0.06	$(1.72)
Diluted	$0.06	$(1.72)

The unaudited consolidated pro forma financial information was prepared in accordance with the acquisition method of accounting under existing standards and is not necessarily indicative of the results of operations that would have occurred if the Transactions had been completed on the date indicated, nor is it indicative of our future operating results. The unaudited consolidated pro forma information for 2013 includes certain non-recurring costs as a result of the Transactions, consisting primarily of transaction costs of approximately $223.0 million, loss on early extinguishment of debt of approximately $155.0 million and transaction related derivative losses of approximately $148.0 million. These costs were recorded net of tax utilizing a tax rate of 26.5%.

The unaudited pro forma results do not reflect future events that either have occurred or may occur after the Transactions, including, but not limited to, the anticipated realization of ongoing savings from operating synergies in subsequent periods. They also do not give effect to certain charges that we expect to incur related to a strategic realignment of our global structure to better accommodate the needs of the combined business and support successful global growth. As a result, we expect to incur certain non-recurring general and administrative expenses, including one-time compensation costs, training expenses, and other professional fees, in connection with these initiatives.

Note 2. Summary of Significant Accounting Policies

Fiscal year

We operate on a monthly calendar, with a fiscal year that ends on December 31. Our Burger King Worldwide subsidiaries operate on the same fiscal calendar. The fiscal year of our Tim Hortons subsidiaries end on the Sunday nearest to December 31 which was December 28 in 2014.

Basis of Presentation and Consolidation

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and related rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). All material intercompany balances and transactions have been eliminated in consolidation.

We are the sole general partner of Partnership and, as such we have the exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of Partnership, subject to the terms of the partnership agreement and applicable laws. As a result, we consolidate the results of Partnership and record a noncontrolling interest in our consolidated balance sheets and statements of operations with respect the remaining economic interest in Partnership we do not hold.

We also consider for consolidation entities in which we have certain interests, where the controlling financial interest may be achieved through arrangements that do not involve voting interests. Such an entity, known as a variable interest entity (“VIE”), is required to be consolidated by its primary beneficiary. The primary beneficiary is the entity that possesses the power to direct the activities of the VIE that most significantly impact its economic performance and has the obligation to absorb losses or the right to receive benefits from the VIE that are significant to it. Our most significant variable interests are in entities that operate restaurants under our subsidiaries’ franchise arrangements and certain equity method investees that operate as master franchisees. Our maximum exposure to loss resulting from involvement with potential VIEs is attributable to trade and notes receivable balances, outstanding loan guarantees and future lease payments, where applicable.

We not have any ownership interests in our franchisees’ businesses, except for investments in various entities that are accounted for under the equity method. As Burger King franchise and master franchise arrangements provide the franchise and master franchise entities the power to direct the activities that most significantly impact their economic performance, we do not consider ourselves the primary beneficiary of any such entity that might be a VIE. Tim Hortons has historically entered into certain arrangements in which an operator acquires the right to operate a restaurant, but Tim Hortons owns the restaurant’s assets. In these arrangements, Tim Hortons has the ability to determine which operators manage the restaurants and for what duration. Tim Hortons previously also entered into interest-free financing in connection with a Franchise Incentive Program (“FIP Note”) with certain U.S. restaurant owners whereby restaurant owners finance the initial franchise fee and purchase of restaurant assets. In both operator and FIP arrangements, we perform an analysis to determine if the legal entity in which operations are conducted is a VIE and consolidate a VIE entity if we also determine Tim Hortons is the entity’s primary beneficiary (“VIE Restaurants”). Additionally, Tim Hortons participates in advertising funds which, on behalf of Tim Hortons Company and franchise restaurants, collect contributions and administer funds for advertising and promotional programs. Tim Hortons is the sole shareholder (Canada) and sole member (U.S.) in these funds, and is the primary beneficiary of these funds (the “Advertising VIEs”).

Investments in other affiliates owned 50% or less where we have significant influence are accounted for by the equity method.

Concentrations of Risk

Our operations include franchise and Company restaurants located in approximately 100 countries and territories worldwide. Of the 19,043 restaurants in operation as of December 31, 2014, 18,978 were franchise restaurants and 65 were Company restaurants.

Four distributors currently service approximately 89% of our U.S. Burger King system restaurants and the loss of any one of these distributors would likely adversely affect our business. In many of our international markets, a single distributor services all the Burger King restaurants in the market. The loss of any of one of these distributors would likely have an adverse effect on the market impacted, and depending on the market, could have an adverse impact on our financial results. In addition, we have moved to a business model in which we enter into exclusive agreements with master franchisees to develop and operate restaurants, and subfranchise to third parties the right to develop and operate restaurants in defined geographic areas. The termination of an arrangement with a master franchisee or a lack of expansion by certain master franchisees could result in the delay or discontinuation of the development of franchise restaurants, or an interruption in the operation of our brand in a particular market or markets.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Management adjusts such estimates and assumptions when facts and circumstances dictate. Volatile credit, equity, foreign currency and energy markets and declines in consumer spending may continue to affect the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Foreign Currency Translation

Our functional currency is the U.S. dollar, as our redeemable preferred shares and related preferred dividends, our Term Loan Facility and second lien secured senior notes are denominated in U.S. dollars and the principal market for our common shares is the U.S. The functional currency of each of our operating subsidiaries is generally the local currency. Foreign currency balance sheets are translated using the end of period exchange rates, and statements of operations and statements of cash flows are translated at the average exchange rates for each period. The translation adjustments resulting from the translation of foreign currency financial statements are recorded in other comprehensive income (loss) in the consolidated statements of comprehensive income (loss).

Foreign Currency Transaction Gains or Losses

Foreign currency transaction gains or losses resulting from the re-measurement of our foreign-denominated assets and liabilities or our subsidiaries are reflected in earnings in the period when the exchange rates change and are included within other operating (income) expenses, net in the consolidated statements of operations.

Cash and Cash Equivalents

Cash and cash equivalents include short-term, highly liquid investments with original maturities of three months or less and credit card receivables.

Restricted Cash and Cash Equivalents

Proceeds from the initial sale or reloading of the Tim Hortons Tim Card® quick-pay cash card program (“Tim Card”) are recognized as Restricted cash and cash equivalents in the consolidated balance sheet along with a corresponding obligation. This amount represents the amount of cash loaded onto Tim Cards by guests, less redemptions and loans to the Tim Hortons Advertising and Promotion Fund (Canada) Inc. (the “Tim Hortons Ad Fund”). A Tim Card entitles the holder to use the value for purchasing products and the amounts generally are not redeemable for cash. When a guest uses a Tim Card to purchase products at a Company restaurant (including consolidated VIEs), we recognize the revenue from the sale of the product and relieve the obligation. When a customer uses a Tim Card at a franchise restaurant, we remit the cash to the restaurant owner from Restricted cash and cash equivalents and relieve the obligation. Changes in Restricted cash and cash equivalents and obligations under the Tim Card program are reflected as operating activities in the consolidated statement of cash flows. Purchases of, and proceeds upon, the maturity of restricted investments are included in investing activities in the consolidated statement of cash flows.

Notes Receivable

Notes receivable represent loans made to franchisees arising from refranchisings of Company restaurants, sales of property and FIP Notes. In certain cases past due trade receivables from franchisees are restructured into an interest-bearing note, which are generally already fully reserved, and as a result, are transferred to notes receivable at a net carrying value of zero. Notes receivable with a carrying value greater than zero are written down to net realizable value when it is probable or likely that we are unable to collect all amounts due under the contractual terms of the loan agreement.

Allowance for Doubtful Accounts

We evaluate the collectability of our trade accounts receivable from franchisees based on a combination of factors, including the length of time the receivables are past due and the probability of collection from litigation or default proceedings, where applicable. We record a specific allowance for doubtful accounts in an amount required to adjust the carrying values of such balances to the amount that we estimate to be net realizable value. We write off a specific account when (a) we enter into an agreement with a franchisee that releases the franchisee from outstanding obligations, (b) franchise agreements are terminated and the projected cost of collections exceeds the benefits expected to be received from pursuing the balance owed through legal action, or (c) franchisees do not have the financial wherewithal or unprotected assets from which collection is reasonably assured.

Inventories

Inventories are carried at the lower of cost or net realizable value and consist primarily of raw materials such as green coffee beans and finished goods such as new equipment, parts, paper supplies and restaurant food items. The moving average method is used to determine the cost of raw material inventories and finished goods inventories held for sale to Tim Hortons franchisees.

Property and Equipment, net

We record property and equipment at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives of the assets.

Depreciation Periods
Land
Buildings and improvements	(up to 40 years)
Restaraunt equipment	(up to 18 years)
Furniture, fixtures, and other	(up to 10 years)
Manufacturing equipment	(up to 30 years)
Capital Leases	(up to 40 years or lease term)

Leasehold improvements to properties where we are the lessee are amortized over the lesser of the remaining term of the lease or the estimated useful life of the improvement.

We are considered to be the owner of certain restaurants leased from an unrelated lessor because Tim Hortons constructed some of the structural elements of those restaurants. Accordingly, we have included these restaurant properties in Property and equipment, net in the consolidated balance sheet and recognized the lessor’s contributions to the construction costs for these restaurants as other debt.

Major improvements are capitalized, while maintenance and repairs are expensed when incurred.

Assets Held For Sale

We classify assets as held for sale when we commit to a plan to dispose of the assets in their current condition at a price that is reasonable, and we believe completing the plan of sale within one year is probable without significant changes. Assets held for sale are recorded at the lower of their carrying value or fair value, less costs to sell and we cease depreciation on assets at the time they are classified as held for sale. We classify impairment losses associated with restaurants held for sale as losses on refranchisings.

If we subsequently decide to retain assets previously classified as held for sale, the assets would be reclassified from assets held for sale at the lower of (a) their then-current fair value or (b) the carrying value at the date the assets were classified as held for sale, less the depreciation that would have been recorded since that date.

Leases

We define a lease term as the initial term of the lease plus any renewals covered by bargain renewal options or that are reasonably assured of exercise because non-renewal would create an economic penalty plus any periods that the Company has use of the property but is not charged rent by a landlord (“rent holiday”).

Assets we acquire as lessee under capital leases are stated at the lower of the present value of future minimum lease payments or fair market value at the date of inception of the lease. Capital lease assets are depreciated using the straight-line method over the shorter of the useful life of the asset or the underlying lease term.

We also have net investments in properties leased to franchisees, which meet the criteria of direct financing leases. Investments in direct financing leases are recorded on a net basis, consisting of the gross investment and residual value in the lease less the unearned income. Unearned income is recognized over the lease term yielding a constant periodic rate of return on the net investment in the lease. Direct financing leases are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable based on the payment history under the lease.

We record rent expense and income from operating leases that contain rent holidays or scheduled rent increases on a straight-line basis over the lease term. Contingent rentals are generally based on a percentage of restaurant sales or as a percentage of restaurant sales in excess of stipulated amounts, and thus are not considered minimum lease payments at lease inception.

Favorable and unfavorable operating leases are recorded in connection with the acquisition method of accounting. We amortize favorable and unfavorable leases on a straight-line basis over the remaining term of the leases, as determined at the acquisition date. Upon early termination of a lease, the write-off of the favorable or unfavorable lease carrying value associated with the lease is recognized as a loss or gain within other operating (income) expense, net in the consolidated statements of operations. Amortization of favorable and unfavorable leases on Company restaurants is included in costs of sales in the consolidated statement of operations. Amortization of favorable and unfavorable income leases is included in franchise and property revenues in the consolidated statement of operations. Amortization of favorable and unfavorable commitment leases for franchise restaurants is included in franchise and property expenses in the consolidated statement of operations.

Lease incentives we provide to our lessees are recorded as a lease incentive asset and amortized as a reduction of rental income on a straight-line basis over the lease term. Lease incentives we receive from a landlord are recognized as a liability and amortized as a reduction of rent expense over the lease term.

We recognize a loss on leases and subleases and a related lease liability when expenses to be recorded under the lease exceed future minimum rents to us under the lease or sublease. The lease liability is amortized on a straight-line basis over the lease term as a reduction of property expense.

Goodwill and Intangible Assets Not Subject to Amortization

Goodwill and indefinite-lived intangible assets are not amortized, but are tested for impairment on an annual basis and more often if an event occurs or circumstances change that indicates impairment might exist. Our indefinite-lived intangible assets consist of the Tim Hortons brand and the Burger King brand (the “Brands”). Our annual goodwill impairment testing date is October 1 of each year. Our impairment review for goodwill consists of a qualitative assessment of whether it is more-likely-than-not that a reporting unit’s fair value is less than its carrying amount, and if required, followed by a two-step process of determining the fair value of the reporting unit and comparing it to the carrying value of the net assets allocated to the reporting unit. If the qualitative assessment demonstrates that it is more-likely-than-not that the estimated fair value of the reporting unit exceeds its carrying value, it is not necessary to perform the two-step goodwill impairment test. We may elect to bypass the qualitative assessment and proceed directly to the two-step process, for any reporting unit, in any period. We can resume the qualitative assessment for any reporting unit in any subsequent period. When performing the two-step process, if the fair value of the reporting unit exceeds its carrying value, no further analysis or write-down of goodwill is required. If the fair value of the reporting unit is less than the carrying value of its net assets, the implied fair value of the reporting unit is allocated to all its underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets, based on their fair value. If necessary, goodwill is then written down to its implied fair value. Our impairment review for the Brands consists of a qualitative assessment similar to goodwill and if necessary, a comparison of the fair value of the Brands with carrying amount. If the carrying amount exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. If the fair value exceeds its carrying amount, the asset is not considered impaired.

We completed our goodwill and Brand impairment tests as of October 1, 2014, 2013 and 2012 and no impairment resulted.

When we dispose of a restaurant business within six months of acquisition, the goodwill recorded in connection with the acquisition is written off. Otherwise, goodwill is written off based on the relative fair value of the business sold to the reporting unit when disposals occur more than six months after acquisition. The sale of Company restaurants to franchisees is referred to as a “refranchising.”

Long-Lived Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Some of the events or changes in circumstances that would trigger an impairment review include, but are not limited to, bankruptcy proceedings or other significant financial distress of a lessee; significant negative industry or economic trends; knowledge of transactions involving the sale of similar property at amounts below the carrying value; or our expectation to dispose of long-lived assets before the end of their estimated useful lives. The impairment test for long-lived assets requires us to assess the recoverability of long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from use and eventual disposition of the assets. Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we must record an impairment charge equal to the excess, if any, of net carrying value over fair value.

Equity Method Investments

Equity investments in which we have significant influence but not control are accounted for using the equity method and are included in other assets, net in our consolidated balance sheets. Our share of investee net income or loss is classified as (income) loss from equity method investments in our consolidated statements of operations. The difference between the carrying value of our equity investment and the underlying equity in the historical net assets of the investee is accounted for as if the investee were a consolidated subsidiary. Accordingly, the carrying value difference is amortized over the estimated lives of the assets of the investee to which such difference would have been allocated if the equity investment were a consolidated subsidiary. To the extent the carrying value difference represents goodwill or indefinite lived assets, it is not amortized. We did not record basis difference amortization related to equity method investments for 2014, 2013 and 2012. We evaluate our investments in equity method investments for impairment whenever events occur or circumstances change in a manner that indicates our investment may not be recoverable. We did not record impairment charges related to equity method investments for 2014, 2013 and 2012.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) refers to revenues, expenses, gains and losses that are included in comprehensive income (loss), but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to shareholders’ equity, net of tax. Our other comprehensive income (loss) is comprised of unrealized gains and losses on foreign currency translation adjustments, unrealized gains and losses on hedging activity, net of tax, and minimum pension liability adjustments, net of tax.

Derivative Financial Instruments

We recognize and measure all derivative instruments as either assets or liabilities at fair value in the Consolidated Balance Sheets. We may enter into derivatives that are not initially designated as hedging instruments for accounting purposes, but which largely offset the economic impact of certain transactions.

Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income (loss) and recognized in the consolidated statements of operations when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for, and we have applied, hedge accounting treatment. The ineffective portion of gains or losses on derivatives is reported in current earnings.

When applying hedge accounting, our policy is to designate, at a derivative’s inception, the specific assets, liabilities or future commitments being hedged, and to assess the hedge’s effectiveness at inception and on an ongoing basis. We discontinue hedge accounting when: (i) we determine that the cash flow derivative is no longer effective in offsetting changes in the cash flows of a hedged item; (ii) the derivative expires or is sold, terminated or exercised; (iii) it is no longer probable that the forecasted transaction will occur; or (iv) management determines that designation of the derivatives as a hedge instrument is no longer appropriate. We may elect not to designate the derivative as a hedging instrument where the same financial impact is achieved in the financial statements. We do not enter into or hold derivatives for speculative purposes.

Disclosures About Fair Value

Certain assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustment in certain circumstances. These items primarily include (i) assets acquired and liabilities assumed initially measured at fair value in connection with the application of acquisition accounting, (ii) long-lived assets, reporting units with goodwill and intangible assets for which fair value is determined as part of the related impairment tests and (iii) asset retirement obligations initially measured at fair value. At December 31, 2014 and December 31, 2013, there were no significant adjustments to fair value or fair value measurements required for non-financial assets or liabilities.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market, or if none exists, the most advantageous market, for the specific asset or liability at the measurement date (the exit price). The fair value should be based on assumptions that market participants would use when pricing the asset or liability. The fair values are assigned a level within the fair value hierarchy, depending on the source of the inputs into the calculation, as follows:

Level 1 Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly.

Level 3 Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

Certain of our derivatives are valued using various pricing models or discounted cash flow analyses that incorporate observable market parameters, such as interest rate yield curves and currency rates, classified as Level 2 within the valuation hierarchy. Derivative valuations incorporate credit risk adjustments that are necessary to reflect the probability of default by the counterparty or us.

The carrying amounts for cash and equivalents, trade accounts and notes receivable and accounts and drafts payable approximate fair value based on the short-term nature of these accounts.

Restricted investments, consisting of investment securities held in a rabbi trust to invest compensation deferred under our Executive Retirement Plan and fund future deferred compensation obligations, are carried at fair value, with net unrealized gains and losses recorded in our consolidated statements of operations. The fair value of these investment securities are determined using quoted market prices in active markets classified as Level 1 within the fair value hierarchy.

Fair value of variable rate term debt was estimated using inputs based on bid and offer prices and are Level 2 inputs within the fair value hierarchy.

The determinations of fair values of certain tangible and intangible assets for purposes of the application of the acquisition method of accounting to the acquisition of Tim Hortons were based upon level 3 inputs. The determination of fair values of our reporting units and the determination of the fair value of the Burger King brand for our 2014 annual impairment evaluations of goodwill and brand intangible asset, respectively, were based upon level 3 inputs.

Revenue Recognition

Revenues include franchise revenues, property income, retail sales at Company restaurants, including VIE restaurants, and distribution sales. Franchise revenues consist primarily of royalties, based on a percentage of sales reported by the franchise restaurants, and initial and renewal franchise fees paid by franchisees. Property income consists of operating lease rentals and earned income on direct financing leases on property leased or subleased to franchisees. Retail sales at Company restaurants (including VIE Restaurants) are recognized at the point of sale. We present Company restaurant sales net of sales tax and other sales-related taxes. Revenues from distribution sales are recognized upon delivery.

Royalties are based on a percentage of gross sales at franchise restaurants and are recognized when earned and collectability is reasonably assured. Initial franchise fees are recognized as revenue when the related restaurant begins operations and completion of all material services and conditions by the Company. Fees collected in advance are deferred until earned. A franchisee may pay a renewal franchise fee and renew its franchise for an additional term. Renewal franchise fees are recognized as revenue upon receipt of the non-refundable fee and execution of a new franchise agreement. Upfront fees paid by franchisees in connection with development agreements are deferred when the development agreement includes a minimum number of restaurants to be opened by the franchisee. The deferred amounts are recognized as franchise fee revenue on a pro rata basis as the franchisee opens each respective restaurant. The cost recovery accounting method is used to recognize revenues for franchisees for which collectability is not reasonably assured. Rental income for base rentals is recorded on a straight-line basis over the term of the lease and earned income on direct financing leases are recognized when earned and collectability is reasonably assured. Contingent rent is recognized on an accrual basis as earned, and any amounts received from lessees in advance of achieving stipulated thresholds are deferred until such threshold is actually achieved.

Our businesses are moderately seasonal. Our restaurant sales are typically higher in the spring and summer months when weather is warmer than in the fall and winter months. Because our businesses are moderately seasonal, results for any one quarter are not necessarily indicative of the results that may be achieved for any other quarter or for the full fiscal year.

Advertising and Promotional Costs

Historically Company restaurants and franchise restaurants have contributed to advertising funds that our subsidiaries manage in the United States and Canada and certain other international markets. Under our franchise agreements, advertising contributions received from franchisees must be spent on advertising, product development, marketing and related activities. Since we act as an agent for these specifically designated contributions, the revenues and expenses of the advertising funds are generally netted in our consolidated statements of operations and cash flows.

The advertising funds expense the production costs of advertising when the advertisements are first aired or displayed. All other advertising and promotional costs are expensed in the period incurred.

Advertising expense, which primarily consists of advertising contributions by Company restaurants (including VIE Restaurants) based on a percentage of gross sales, totaled $2.4 million for 2014, $6.2 million for 2013 and $48.3 million for 2012 and is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

As of the balance sheet date, contributions received may not equal advertising and promotional expenditures for the period due to the timing of advertising promotions. To the extent that contributions received exceed advertising and promotional expenditures, the excess contributions are accounted for as a deferred liability and are recorded in accrued advertising in the accompanying consolidated balance sheets. To the extent that advertising and promotional expenditures temporarily exceed contributions received, the excess expenditures are accounted for as a receivable from the fund and are recorded in prepaids and other current assets, net in the accompanying consolidated balance sheets.

In Canada and most of our international markets, franchisees contribute to advertising funds that are not managed by us. Such contributions and related fund expenditures are not reflected in our results of operations or financial position.

Insurance Reserves

We carry insurance to cover claims such as workers’ compensation, general liability, automotive liability, executive risk and property, and we are self-insured for healthcare claims for eligible participating employees. Through the use of insurance program deductibles (up to $5.0 million) and self-insurance, we retain a significant portion of the expected losses under these programs. Insurance reserves have been recorded based on our estimates of the anticipated ultimate costs to settle all claims, on an undiscounted basis, both reported and incurred-but-not-reported (IBNR).

Litigation accruals

From time to time, we are subject to proceedings, lawsuits and other claims related to competitors, customers, employees, franchisees, government agencies and suppliers. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of accrual required, if any, for these contingencies is made after careful analysis of each matter. The required accrual may change in the future due to new developments in settlement strategy in dealing with these matters.

Guarantees

We record a liability to reflect the estimated fair value of guarantee obligations at the inception of the guarantee. Expenses associated with the guarantee liability, including the effects of any subsequent changes in the estimated fair value of the liability, are classified as other operating income (expenses), net in our consolidated statements of operations.

Income Taxes

Amounts in the financial statements related to income taxes are calculated using the principles of FASB ASC Topic 740, “Income Taxes.”Under these principles, deferred tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes, as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A deferred tax asset is recognized when it is considered more likely than not to be realized. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in income in the year in which the law is enacted. A valuation allowance reduces deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be recognized.

Income tax benefits credited to stockholders’ equity relate to tax benefits associated with amounts that are deductible for income tax purposes but do not affect earnings. These benefits are principally generated from employee exercises of nonqualified stock options and settlement of restricted stock awards.

We recognize positions taken or expected to be taken in a tax return, in the financial statements when it is more likely than not (i.e., a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit with greater than fifty percent likelihood of being realized upon ultimate settlement.

Transaction gains and losses resulting from the remeasurement of foreign deferred tax assets or liabilities are classified as other operating (income) expense, net in the consolidated statements of operations.

Share-based Compensation

We use the Black-Scholes option pricing model to value stock options, which requires the use of subjective assumptions. These assumptions include the estimated length of time employees will retain their stock options before exercising them (the “expected term”), the expected volatility of our common share price over the expected term, the risk-free interest rate, the dividend yield and the forfeiture rate. With the exception of stock options issued with tandem SARs (see below), we recognize share-based compensation cost based on the grant date estimated fair value of each award, net of estimated forfeitures.

In connection with the Transactions, the Company issued stock options with tandem stock appreciation rights (SARs) in exchange for historical vested and unvested Tim Hortons stock options issued with SARs not surrendered as part of the Transactions. These stock options with tandem SARs are accounted for as cash settled awards, as these tandem awards allow the employee to exercise the stock option to receive common shares or to exercise the SAR and receive a cash payment in an amount equal to the difference between the market price of the common share on the exercise date and the exercise price of the stock option. The accounting for stock options with tandem SARs results in a revaluation of the liability to fair value at the end of each reporting period, which is generally classified as selling, general and administrative expenses in the consolidated statement of operations.

Share-based compensation cost is recognized over the employee’s requisite service period, which is generally the vesting period of the equity grant. For awards that have a cliff-vesting schedule, share-based compensation cost is recognized ratably over the requisite service period.

Restructuring

The determination of when we accrue for employee involuntary termination benefits depends on whether the termination benefits are provided under an on-going benefit arrangement or under a one-time benefit arrangement. We record charges for on-going benefit arrangements in accordance with ASC 712 Nonretirement Postemployment Benefits. We record charges for one-time benefit arrangements in accordance with ASC 420 Exit or Disposal Cost Obligations.

During 2014, we accrued $16.3 million of restructuring costs associated with the implementation of a restructuring plan that resulted in work force reductions throughout our Tim Hortons business in January 2015. Restructuring costs deemed probable and reasonably estimable at December 31, 2014 were accrued, including severance benefits and other compensation costs and training expenses that were provided under an on-going benefit arrangement. We expect to incur a total of $24.8 million in connection with this restructuring plan.

Retirement Plans

The funded status of our defined benefit pension plans and postretirement benefit plans are recognized in the consolidated balance sheets. The funded status is measured as the difference between the fair value of plan assets and the benefit obligation at December 31, the measurement date. The fair value of plan assets represents the current market value of contributions made to irrevocable trust funds, held for the sole benefit of participants, which are invested by the trust funds. For defined benefit pension plans, the benefit obligation represents the actuarial present value of benefits expected to be paid upon retirement. For postretirement benefit plans, the benefit obligation represents the actuarial present value of postretirement benefits attributed to employee services already rendered. Gains or losses and prior service costs or credits related to our pension plans are being recognized as they arise as a component of other comprehensive income (loss) to the extent they have not been recognized as a component of net periodic benefit cost.

We sponsor a pension plan for employees of Tim Hortons (the “Canadian Plan”), a defined contribution pension plan under the provisions of the Income Tax Act (Canada) and the Ontario Pension Benefits Act. All of our Tim Hortons Canadian employees meeting the eligibility requirements, including executives, are required to participate. A participant contributes 2% of their base salary, while we contribute an amount equal to 5% of their base salary. Participants can make voluntary additional contributions, which we match up to an additional 1% of base salary, subject to legislative maximum limits.

We also sponsor two defined contribution benefit plans for U.S. employees of Tim Hortons (the “U.S. Plans”), under the provisions of Section 401(k) of the U.S. Internal Revenue Code. The U.S. Plans are voluntary and provided to all our Tim Hortons U.S. employees who meet the eligibility requirements. The participant can contribute up to 75% of their base salary, subject to IRS limits, and we contribute a specified percentage and match a specified percentage of employees contributions, based on their eligibility under the specific plan.

We also sponsor the Burger King Savings Plan (the “Savings Plan”), a defined contribution plan under the provisions of Section 401(k) of the U.S. Internal Revenue Code. The Savings Plan is voluntary and is provided to all employees who meet the eligibility requirements. A participant can elect to contribute up to 50% of their compensation, subject to IRS limits, and we match 100% of the first 4% of employee compensation.

Aggregate amounts recorded in the consolidated statements of operations representing our contributions to the Canadian Plan, U.S. Plans and Savings Plan on behalf of restaurant and corporate employees was $1.3 million for 2014, $1.0 million for 2013 and $1.8 million for 2012. Our contributions made on behalf of restaurant employees are classified as cost of sales in our consolidated statements of operations, while our contributions made on behalf of corporate employees are classified as selling, general and administrative expenses in our consolidated statements of operations.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update that amended accounting guidance on revenue recognition. Under this guidance, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should disclose sufficient information to enable users of financial statements to understand the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued an accounting standards update which deferred the effective date for adoption of the new revenue standard by one year. As such, this standard will be effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption of the accounting standard is allowed as of the original effective date, which is for fiscal years, and interim periods within those years, beginning after December 15, 2016. The accounting standards update permits the use of either the retrospective or cumulative effect transition method. We are evaluating the impact of this accounting standards update on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the accounting standards update on our ongoing financial reporting.

In May 2014, the FASB issued an accounting standards update that amends accounting guidance on revenue recognition. Under this guidance, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should disclose sufficient information to enable users of financial statements to understand the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is not permitted. The accounting standards update permits the use of either the retrospective or cumulative effect transition method. We are evaluating the impact of this accounting standards update on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the accounting standards update on our ongoing financial reporting.

In August 2014, the FASB issued an accounting standards update that amends accounting guidance on going concern. Under this guidance, an entity’s management is responsible for evaluating whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, with early application permitted. The adoption of this accounting standards update is not expected to have an impact on our consolidated financial statements and related disclosures.

In November 2014, the FASB issued an accounting standards update to eliminate the use of different methods in practice and thereby reduce existing diversity under U.S. GAAP in the accounting for hybrid financial instruments issued in the form of a share. The amendments in this accounting standards update do not change the current criteria under U.S. GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required. The amendments clarify how current U.S. GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Additionally, this accounting standards update clarifies that, in evaluating the nature of a host contract, an entity should assess the substance of the relevant terms and features when considering how to weight those terms and features. The amendments in this accounting standards update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted. We early adopted the provisions of this accounting standards update and it did not have a significant impact on our consolidated financial statements.

In January 2015, the FASB issued an accounting standards update that eliminates from U.S. GAAP the concept of extraordinary items. Under this guidance, an entity is no longer permitted to separately classify, present, and disclose extraordinary events and transactions in the statement of operations. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, with early application permitted. The adoption of this accounting standards update is not expected to have an impact on our consolidated financial statements and related disclosures.

In April 2015, the FASB issued an accounting standards update that changed the presentation of debt issuance costs in financial statements. Under the new guidance, an entity presents such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. During the three months ended September 30, 2015, we adopted this updated standard, which required retrospective application and resulted in the reclassification of debt issuance costs of $20.5 million and $9.1 million from Inventories and other current assets, net and $129.6 million and $33.9 million from Other assets, net to a reduction of $150.1 million and $43.0 million in Term debt, net of current portion in our condensed consolidated balance sheet as of December 31, 2014 and 2013, respectively. Other than this change in presentation, this accounting standards update did not have an impact on our consolidated financial position, results of operations or cash flows. See Note 10, Long Term Debt for more information.

Note 3. Trade and Notes Receivable, net

Trade and notes receivable, net, consists of the following (in millions):

	As of December 31,
	2014	2013
Trade accounts receivable	$448.1	$190.6
Notes receivable, current portion	13.2	4.9

	461.3	195.5
Allowance for doubtful accounts	(20.1)	(15.8)

Total, net	$441.2	$179.7

The change in allowances for doubtful accounts is as follows (in millions):

	As of December 31,
	2014	2013
Beginning balance	$15.8	$19.7
Bad debt expense, net	1.9	2.0
Write-offs and other, net	2.4	(5.9)

Ending balance	$20.1	$15.8

Note 4. Inventories and Other Current Assets, net

Inventories and other current assets, net consist of the following (in millions):

	As of December 31,
	2014	2013
Raw materials	$26.3	$—
Finished goods	71.8	1.2

Total Inventory	98.1	1.2
Refundable and prepaid income taxes	18.3	25.3
Prepaid rent	13.4	12.5
Prepaids and other current assets	42.5	21.7

Inventories and other current assets, net	$172.3	$60.7

Note 5. Property and Equipment, net

Property and equipment, net, along with their estimated useful lives, consist of the following (in millions):

	As of December 31,
	2014	2013
Land	$1,040.0	$444.3
Buildings and improvements	1,115.4	383.7
Restaurant equipment	156.2	24.1
Furniture, fixtures, and other	81.2	68.3
Manufacturing equipment	32.8	—
Capital Leases	199.2	50.0
Construction in progress	37.4	19.0

	2,662.2	989.4
Accumulated depreciation and amortization	(225.1)	(187.9)

Property and equipment, net	$2,437.1	$801.5

Construction in progress represents new restaurant and equipment construction, reimaging of restaurants and software.

Depreciation and amortization expense on property and equipment totaled $51.2 million for 2014, $49.7 million for 2013 and $102.2 million for 2012.

Assets leased under capital leases and included in property and equipment, net consist of the following (in million):

	As of December 31,
	2014	2013
Buildings and improvements	$190.5	$47.9
Other	8.7	2.1

	199.2	50.0
Accumulated Depreciation	(15.9)	(13.6)

Assets leased under capital leases, net	$183.3	$36.4

Note 6. Intangible Assets, net and Goodwill

Intangible assets, net and goodwill consist of the following (in millions):

	As of December 31,						Weighted Average Life as of December 31, 2014
	2014			2013
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Identifiable assets subject to amortization:
Franchise agreements	$696.8	$(83.1)	$613.7	$491.3	$(66.0)	$425.3	22.6 Years
Favorable leases	490.7	(62.8)	427.9	158.4	(48.5)	109.9	7.5 Years

Subtotal	1,187.5	(145.9)	1,041.6	649.7	(114.5)	535.2	17.4 Years

Indefinite lived intangible assets:
Burger King brand	$2,167.0	$—	$2,167.0	$2,260.8	$—	$2,260.8
Tim Hortons brand	7,236.5	—	7,236.5	—	—	—

Subtotal	9,403.5	—	9,403.5	2,260.8	—	2,260.8

Intangible assets, net			$10,445.1			$2,796.0

Goodwill	$5,230.1			$630.0

We recorded amortization expense on intangible assets of $35.9 million for 2014, $36.3 million for 2013 and $38.2 million for 2012.

As of December 31, 2014, the estimated future amortization expense on identifiable assets subject to amortization is as follows (in millions):

Twelve-months ended December 31,	Amount
2015	$80.9
2016	76.7
2017	73.6
2018	69.8
2019	66.3
Thereafter	674.3

Total	$1,041.6

The changes in the carrying amount of goodwill during 2014 and 2013 by operating segment (Burger King, “BK” and Tim Hortons, “TH”) are as follows (in millions):

	BK	TH	Total
Balances at December 31, 2012	$619.2	$—	$619.2
Impact from refranchisings	(2.3)	—	(2.3)
Effects of foreign currency adjustments	8.5	—	8.5
Transfer from (to) assets held for sale	4.6	—	4.6

Balances at December 31, 2013	630.0	—	630.0

Purchase of Tim Hortons	—	4,640.0	4,640.0
Effects of foreign currency adjustments	(25.1)	(14.8)	(39.9)

Balances at December 31, 2014	$604.9	$4,625.2	$5,230.1

Note 7. Other Assets, net

Other assets, net consist of the following (in millions):

	As of December 31,
	2014	2013
Deferred financing costs - noncurrent	$7.1	$1.6
Equity method investments	169.7	102.0
Derivative assets - noncurrent	164.8	174.1
Other assets	102.8	51.9

Other assets, net	$444.4	$329.6

Note 8. Equity Method Investments

The aggregate carrying amount of our equity method investments was $169.7 million as of December 31, 2014 and $102.0 million as of December 31, 2013 and is included as a component of other assets, net in our consolidated balance sheets. Below are the name of the entities, country of operation and our equity interest in our significant equity method investments based on the carrying value as of December 31, 2014.

Entity	Country	Equity Interest
Carrols Restaurant Group, Inc.	United States	21.35%
Operadora de Franquicias Alsea S.A.P.I. de C.V.	Mexico	20.00%
Pangaea Foods (China) Holdings, Ltd.	China	27.50%
TIMWEN Partnership	Canada	50.00%

The aggregate market value of our equity interest in Carrols Restaurant Group, Inc. (“Carrols”), based on the quoted market price on December 31, 2014, is approximately $71.8 million. No quoted market prices are available for our remaining equity method investments.

With respect to our BK operations, most of the entities in which we have an equity interest own or franchise Burger King restaurants. Franchise and property revenue we recognized from franchisees that are owned or franchised by entities in which we have an equity interest consist of the following (in millions):

	2014	2013	2012
Revenues from affiliates:
Franchise royalties	$88.5	$57.2	$28.5
Property revenues	29.2	26.3	15.3
Franchise fees and other revenue	11.3	6.6	4.6

Total	$129.0	$90.1	$48.4

With respect to our TH business, the most significant equity investment is our 50% joint-venture interest with the Wendy’s Company (the “TIMWEN Partnership”), which jointly holds real estate underlying Canadian combination restaurants. During 2014, TH received $3.9 million in distributions and recognized $1.0 million of contingent rent expense associated with this joint venture from the period of the Transactions to fiscal year end.

At December 31, 2014 and December 31, 2013, we had $22.6 million and $18.1 million, respectively, of accounts receivable from our equity method investments which were recorded in trade and notes receivable, net in our consolidated balance sheets.

(Income) loss from equity method investments reflects our share of investee net income or loss. During 2014, we recorded a $5.8 million noncash dilution gain included in equity in net (income) loss from unconsolidated affiliates on the issuance of stock by Carrols, one of our equity method investees. This issuance of common stock reduced our ownership interest in Carrols from approximately 29 percent to approximately 21 percent. The dilution gain reflects an adjustment to the difference between the carrying value of our investment in Carrols and the amount of our underlying equity in the net assets of Carrols.

Note 9. Other Accrued Liabilities and Other Liabilities

Other accrued liabilities (current) and other liabilities, net (non-current) consist of the following (in millions):

	As of December 31,
	2014	2013
Current:
Taxes payable - current	$79.2	$5.2
Accrued compensation and benefits	39.4	30.9
Interest payable	36.3	16.9
Restructuring and other provisions	29.5	15.3
Deferred income - current	19.8	15.7
Closed property reserve	15.2	11.5
Preferred shares dividend payable	13.8	—
Other	102.4	59.5

Other accrued liabilities	$335.6	$155.0

Non-current:
Unfavorable leases	$428.5	$116.6
Accrued pension	62.9	37.4
Taxes payable - noncurrent	50.3	31.6
Lease liability - noncurrent	35.2	38.6
Share-based compensation liability	34.9	—
Deferred income - noncurrent	18.9	13.2
Derivatives liabilities - noncurrent	25.6	25.9
Other	51.5	54.6

Other liabilities, net	$707.8	$317.9

Note 10. Long-Term Debt

Long-term debt is comprised of the following (in millions):

	Maturity dates	As of December 31,		Interest rates (a)
		2014	2013	2014	2013
2014 Term Loan Facility (b)	December 12, 2021	$6,682.8	$—	4.6%	—
2014 Senior Notes	April 1, 2022	2,250.0	—	6.0%	—
Series 1 Notes	June 1, 2017	262.0	—	4.2%	—
Series 2 Notes	December 1, 2023	390.7	—	4.5%	—
Series 3 Notes	April 1, 2019	392.1	—	2.9%	—
Tranche A Term Loans	N/A	—	991.4	3.3%	3.2%
Tranche B Term Loans (c)	N/A	—	689.4	4.4%	4.5%
2010 Senior Notes	N/A	—	794.5	10.2%	10.2%
2011 Discount Notes (d)	N/A	—	453.1	11.5%	11.5%
Other	N/A	107.9	22.7
Less: deferred financing costs		(150.1)	(43.0)

Total debt		9,935.4	2,908.1
Less: current maturities of debt		(64.1)	(70.9)
Less: Tim Hortons Notes		(1,044.8)	—

Total long-term debt		$8,826.5	$2,837.2

(a)	Represents the effective interest rate for the instrument computed on a quarterly basis, including the amortization of deferred debt issuance costs and original issue discount, as applicable, and in the case of our term loans, the effect of interest rate caps.
(b)	Principal face amount herein is presented net of a discount of $67.2 million at December 31, 2014.
(c)	Principal face amount herein is presented net of a discount of $6.7 million at December 31, 2013.
(d)	Principal face amount herein is presented net of a discount of $126.0 million at December 31, 2013.

2014 Credit Agreement

Two subsidiaries of the Company (the “Borrowers”) are party to a Credit Agreement dated as of October 27, 2014 (the “2014 Credit Agreement”) which provides for (i) Term B Loans in the aggregate principal amount of $6,750.0 million under a senior secured term loan facility (the “2014 Term Loan Facility”), and (ii) a senior secured revolving credit facility for up to $500.0 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit) (the “2014 Revolving Credit Facility” and, together with the Term Loan Facility, the “2014 Credit Facilities”).

The obligations under the Credit Facilities are guaranteed on a senior secured basis, jointly and severally, by the direct parent company of one of the Borrowers and substantially all of its Canadian and U.S. subsidiaries, including Burger King Worldwide, Tim Hortons and substantially all of their respective Canadian and U.S. subsidiaries (the “Credit Guarantors”). Amounts borrowed under the Credit Facilities are secured on a first priority basis by a perfected security interest in substantially all of the present and future property (subject to certain exceptions) of each Borrower and Credit Guarantor.

The 2014 Term Loan Facility matures on December 12, 2021 and the 2014 Revolving Credit Facility matures on December 12, 2019. The principal amount of the 2014 Term Loan Facility amortizes in quarterly installments equal to 0.25% of the original principal amount of the 2014 Term Loan Facility, with the balance payable at maturity.

We may prepay the 2014 Term Loan Facility in whole or in part at any time, provided that certain voluntary prepayments prior to the twelve month anniversary of the closing date of the Transactions will be subject to a call premium of 1.0%. Additionally, subject to certain exceptions, the 2014 Term Loan Facility is subject to mandatory prepayments in amounts equal to (1) a percentage, as defined in the Credit Agreement, of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation); (2) 100% of the net cash proceeds from issuances or incurrences of debt by the Company or any of its restricted subsidiaries (other than indebtedness permitted by the 2014 Credit Facilities); and (3) 50% (with stepdowns to 25% and 0% based upon achievement of specified first lien senior secured leverage ratios) of annual excess cash flow of the Company and its subsidiaries.

As of December 31, 2014, we had no amounts outstanding under the 2014 Revolving Credit Facility. Funds available under the 2014 Revolving Credit Facility for future borrowings may be used to repay other debt, finance debt or share repurchases, acquisitions, capital expenditures and other general corporate purposes. We have a $125.0 million letter of credit sublimit as part of the 2014 Revolving Credit Facility, which reduces our borrowing capacity under this facility by the cumulative amount of outstanding letters of credit. As of December 31, 2014, we had $4.6 million of letters of credit issued against the 2014 Revolving Credit Facility and our borrowing capacity was $495.4 million.

At the Borrowers’ option, the interest rate per annum applicable to the 2014 Credit Facilities is based on a fluctuating rate of interest determined by reference to either (i) a base rate determined by reference to the highest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus 0.50%, (c) the Eurocurrency rate applicable for an interest period of one month plus 1.00% and (d) in respect of the 2014 Term Loan Facility, 2.00% per annum (“Base Rate Loans”), plus an applicable margin equal to 2.50% for any 2014 Term Loan Facility and 2.00% for loans under the 2014 Revolving Credit Facility, or (ii) a Eurocurrency rate determined by reference to LIBOR, adjusted for statutory reserve requirements (“Eurocurrency Rate Loans”), plus an applicable margin equal to 3.50% for any 2014 Term Loan Facility and 3.00% for loans under the 2014 Revolving Credit Facility; provided that the foregoing margins applicable to the 2014 Revolving Credit Facility are subject to reduction after financial statements have been delivered for the first full fiscal quarter after the Closing Date based upon achievement of specified leverage ratios. Borrowings of the 2014 Credit Facility will be subject to a floor of 1.00% in the case of Eurocurrency Rate Loans and 2.00% in the case of Base Rate Loans. We have elected our applicable rate per annum as Eurocurrency rate determined by reference to LIBOR. As of December 31, 2014, the interest rate was 4.50% on our outstanding 2014 Credit Facility.

We are required to pay certain recurring fees with respect to the 2014 Credit Facilities, including (i) fees on the unused commitments of the lenders under the revolving facility, (ii) letters of credit fees on the aggregate face amounts of outstanding letters of credit plus a fronting fee to the issuing bank and (iii) administration fees. Amounts outstanding under the 2014 Revolving Credit Facility bear interest at a rate of LIBOR plus an applicable margin equal to 2.5% to 3.0%, depending on our leverage ratio, on the amount drawn under each letter of credit that is issued and outstanding under the 2014 Revolving Credit Facility. The interest rate on the unused portion of the 2014 Revolving Credit Facility ranges from 0.375% to 0.50%, depending on our leverage ratio, and our current rate is 0.50%.

2014 Senior Notes

The Borrowers are party to an indenture, dated as of October 8, 2014 (the “Indenture”) in connection with the issuance of $2,250.0 million of 6.00% second lien senior secured notes due April 1, 2022 (the “2014 Senior Notes”) by the Borrowers. The 2014 Senior Notes bear interest at a rate of 6.0% per annum, payable semi-annually on April 1 and October 1 of each year. No principal payments are due until maturity.

The 2014 Senior Notes are guaranteed on a senior secured basis, jointly and severally, by the Borrowers and substantially all of their Canadian and U.S. subsidiaries, including Burger King Worldwide, Tim Hortons and substantially all of their respective Canadian and U.S. subsidiaries (the “Note Guarantors”). The 2014 Senior Notes are secured by a second-priority lien, subject to certain exceptions and permitted liens, on all of the Borrowers’ and the Note Guarantors’ present and future property that secures the Credit Facilities and any outstanding Tim Hortons Notes, to the extent of the value of the collateral securing such first-priority senior secured debt.

The Borrowers may redeem some or all of the 2014 Senior Notes at any time prior to October 1, 2017 at a price equal to 100% of the principal amount of the Notes redeemed plus a “make whole” premium and, at any time on or after October 1, 2017, at the redemption prices set forth in the Indenture. In addition, at any time prior to October 1, 2017, up to 40% of the aggregate principal amount of the 2014 Senior Notes may be redeemed with the net proceeds of certain equity offerings, at the redemption price specified in the Indenture. In connection with any tender offer for the 2014 Senior Notes, including a change of control offer or an asset sale offer, the Borrowers will have the right to redeem the 2014 Senior Notes at a redemption price equal to the amount offered in that tender offer if not less than 90% in aggregate principal amount of the outstanding 2014 Senior Notes validly tender and do not withdraw such 2014 Senior Notes in such tender offer. If the Borrowers experience a change of control, the holders of the 2014 Senior Notes will have the right to require the Borrowers to repurchase the 2014 Senior Notes at a purchase price equal to 101% of their aggregate principal amount plus accrued and unpaid interest and Additional Amounts (as defined in the Indenture), if any, to the date of such repurchase.

2012 Credit Agreement

On September 28, 2012, Burger King Corporation (“BKC”) and Burger King Holdings, Inc. (“Holdings”) Holdings entered into a Credit Agreement (the “2012 Credit Agreement”) to refinance amounts borrowed under the 2011 Amended Credit Agreement (as defined below). The 2012 Credit Agreement provided for (i) tranche A term loans in the aggregate principal amount of $1,030.0 million (the “Tranche A Term Loans”), (ii) tranche B term loans in the aggregate principal amount of $705.0 million (the “Tranche B Term Loans”), in each case under the senior secured term loan facility (the “2012 Term Loan Facility”), and (iii) a senior secured revolving credit facility for up to $130.0 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit) (the “2012 Revolving Credit Facility” and, together with the 2012 Term Loan Facility, the “2012 Credit Facilities”). The Tranche A Term Loans had a maturity date of September 28, 2017, the Tranche B Term Loans had a maturity date of September 28, 2019 and the 2012 Revolving Credit Facility had a maturity date of October 19, 2015. Borrowings under the 2012 Credit Agreement were refinanced by the 2014 Credit Agreement, as described above.

Under the 2012 Credit Agreement, BKC was required to comply with customary financial ratios and the 2012 Credit Agreement also contained a number of customary affirmative and negative covenants. The Company was in compliance with all 2012 Credit Agreement financial ratios and covenants at the time of the refinancing in December 2014.

2011 Amended Credit Agreement

In connection with the acquisition of Holdings by 3G Special Situations Fund II, L.P., BKC and Holdings entered into a credit agreement dated as of October 19, 2010, as amended and restated as of February 15, 2011 (the “2011 Amended Credit Agreement”). The 2011 Amended Credit Agreement provided for (i) two tranches of term loans in aggregate principal amounts of $1,600.0 million and €200.0 million (the “Term Loans”), each under a term loan facility (the “Term Loan Facility”) and (ii) a senior secured revolving credit facility for up to $150.0 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit) (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “Credit Facilities”). The maturity date for the Term Loan Facility was October 19, 2016 and the maturity date for the Revolving Credit Facility was October 19, 2015. As described above, borrowings under the 2011 Amended Credit Agreement were refinanced by the 2012 Credit Agreement.

Under the 2011 Amended Credit Agreement, BKC was required to comply with customary financial ratios and the 2011 Amended Credit Agreement also contained a number of customary affirmative and negative covenants. The Company was in compliance with all 2011 Amended Credit Agreement financial ratios and covenants at the time of the refinancing in September 2012.

Tim Hortons Notes

At the time of the Transactions, Tim Hortons had the following Canadian dollar denominated senior unsecured notes outstanding: (i) C$300.0 million aggregate principal amount of 4.20% Senior Unsecured Notes, Series 1, due June 1, 2017 (“Series 1 Notes”), (ii) C$450.0 million aggregate principal amount of 4.52% Senior Unsecured Notes, Series 2, due December 1, 2023 (“Series 2 Notes”)

and (iii) C$450.0 million aggregate principal amount of 2.85% Senior Unsecured Notes, Series 3, due April 1, 2019 (“Series 3 Notes”) (collectively, the “Tim Hortons Notes”). Due to the transactions, and the resulting rating downgrade of Tim Hortons to below investment grade, Tim Hortons offered to repurchase for cash any and all of the outstanding Tim Hortons Notes on December 12, 2014. The consideration offered for Tim Hortons Notes properly tendered was an amount in cash equal to 101% of the principal amount of such tendered Tim Hortons Notes together with accrued and unpaid interest thereon. This initial offer expired on January 12, 2015, and on January 13, 2015 Tim Hortons accepted for purchase, and settled for cash, the following: (i) C$249.8 million Series 1 Notes; (ii) C$440.0 million Series 2 Notes and (iii) C$442.0 million Series 3 Notes.

On January 26, 2015, Tim Hortons commenced a second tender offer for the outstanding balance of the Tim Hortons Notes, expiring on February 23, 2015. The consideration offered for the Tim Hortons Notes properly tendered was an amount in cash equal to 100% of the principal amount of such tendered Tim Hortons Notes, together with accrued and unpaid interest thereon. Tim Hortons Notes properly tendered at 5:00 p.m., Toronto time, on February 6, 2015 (the “Early Tender Deadline”) received additional cash consideration of 1% of the principal amount of such tendered Tim Hortons Notes. On February 9, 2015 Tim Hortons accepted for purchase, and settled for cash, the following Tim Hortons Notes properly tendered at the Early Tender Deadline: (i) C$2.7 million Series 1 Notes; (ii) C$7.3 million Series 2 Notes and (iii) C$3.9 million Series 3 Notes. On February 24, 2015 Tim Hortons accepted for purchase, and settled for cash, the following: (i) C$132,000 Series 1 Notes; (ii) C$95,000 Series 2 Notes and (iii) C$215,000 Series 3 Notes. Subsequent to these tender offers, the following Tim Hortons Notes remain outstanding: (i) C$47.4 million Series 1 Notes; (ii) C$2.6 million Series 2 Notes and (iii) C$3.9 million Series 3 Notes.

Restrictions and Covenants

The 2014 Credit Facilities contain a number of customary affirmative and negative covenants that, among other things, will limit or restrict the ability of the Borrowers and certain of their subsidiaries to: incur additional indebtedness; incur liens; engage in mergers, consolidations, liquidations and dissolutions; sell assets; pay dividends and make other payments in respect of capital stock; make investments, loans and advances; pay or modify the terms of certain indebtedness; engage in certain transactions with affiliates. In addition, the Borrowers are required to not exceed a specified first lien senior secured leverage ratio in the event the sum of the amount of letters of credit in excess of $50,000,000 (other than those that are cash collateralized), any loans under the 2014 Revolving Credit Facility and any swingline loans outstanding as of the end of any fiscal quarter exceed 30% of the commitments under the 2014 Revolving Credit Facility.

The terms of the Indenture, among other things, limit the ability of the Borrowers and their restricted subsidiaries to: incur additional indebtedness; create liens or use assets as security in other transactions; declare or pay dividends, redeem stock or make other distributions to stockholders; make investments; merge or consolidate, or sell, transfer, lease or dispose of substantially of the Borrowers’ assets; enter into transactions with affiliates; sell or transfer certain assets; and agree to certain restrictions of the ability of restricted subsidiaries to make payments to us. These covenants are subject to a number of important qualifications, limitations and exceptions that are described in the Indenture.

As of December 31, 2014, we were in compliance with all covenants of the 2014 Credit Agreement and Indenture, and there were no limitations on our ability to draw on the remaining availability under our 2014 Revolving Credit Facility.

2010 Senior Notes

In 2010, BKC issued $800.0 million principal amount of senior notes that had an original maturity of October 15, 2018 and bore interest at a rate of 9.875% per annum, which was payable semi-annually on October 15 and April 15 of each year (the “2010 Senior Notes”). In December 2014, we completed the full redemption of our 2010 Senior Notes, using cash proceeds from our 2014 Credit Facility and 2014 Senior Notes, paying $833.7 million to redeem $794.5 million in aggregate principal at a redemption price equal to 104.938% of the principal amount.

2011 Discount Notes

On April 19, 2011, Burger King Capital Holdings, LLC (“BKCH”) and Burger King Capital Finance, Inc. (“BKCF” and together with BKCH, the “Issuers”) entered into an indenture with Wilmington Trust FSB, as trustee, pursuant to which the Issuers sold $685.0 million in the aggregate principal amount at maturity of 11.0% senior discount notes due April 15, 2019 (the “2011 Discount Notes”). The 2011 Discount Notes generated $401.5 million in gross proceeds. During 2012, we repurchased 2011 Discount Notes with an aggregate face value of $92.9 million and an aggregate carrying value of $61.1 million, net of unamortized original issue discount, for a purchase price of $69.6 million. In December 2014, we redeemed all of the remaining outstanding 2011 Discount Notes, using cash proceeds from our 2014 Credit Facility and 2014 Senior Notes as well as existing cash, paying $547.8 million to redeem $501.7 million in aggregate principal at a redemption price equal to 109.174% of the principal amount.

Other debt

Included in other debt as of December 31, 2014 is debt of $102.6 million recognized in accordance with applicable lease accounting rules. The Company is considered to be the owner of certain restaurants leased by the Company from an unrelated lessor because the Company constructed some of the structural elements of those restaurants, and records the lessor’s contributions to the construction costs for these restaurants as other debt.

Debt issuance costs

In connection with the 2014 Credit Agreement and the 2014 Senior Notes, we incurred an aggregate of $160.2 million of deferred financing costs. We had total unamortized deferred financing costs of $159.0 million at December 31, 2014 and $44.6 million at December 31, 2013, which amounts are amortized over the term of the debt into interest expense using the effective interest method. The amortization of deferred financing costs included in interest expense was $9.7 million for 2014, $8.9 million for 2013 and $10.9 million for 2012.

Loss on Early Extinguishment of Debt

In connection with the refinancing of term loans outstanding under the 2012 Credit Agreement, as well as the redemptions of our 2011 Discount Notes and 2010 Senior Notes, we recorded a $155.4 million loss on early extinguishment of debt in 2014. The loss on early extinguishment of debt reflects the write-off of unamortized debt issuance costs, the write-off of unamortized discounts, commitment fees associated with the bridge loan available at the closing of the Transactions, and the payment of premiums to redeem the 2011 Discount Notes and 2010 Senior Notes.

We recorded a $34.2 million loss on early extinguishment of debt during 2012 in connection with the refinancing of term loans outstanding under the 2011 Amended Credit Agreement, as described above, as well as prepayments of term loans prior to the refinancing and repurchases of our 2011 Discount Notes and 2010 Senior Notes.

Maturities

The aggregate maturities of long-term debt as of December 31, 2014 are as follows (in millions):

Principal
Year Ended December 31,	Amount
2015 (a)	$1,117.5
2016	73.6
2017	73.3
2018	73.2
2019	73.9
Thereafter	8,741.2

Total	$10,152.7

(a)	Amount includes Tim Horton Notes.

Interest Expense, net

Interest expense, net consists of the following (in millions):

	2014	2013	2012
Tranche A Term Loans	$23.9	$26.3	$7.1
Tranche B Term Loans	23.6	26.6	7.1
2014 Credit Facility	54.8	—	—
Secured Term Loan - USD tranche	—	—	51.2
Secured Term Loan - Euro tranche	—	—	8.8
Interest Rate Caps	7.1	6.8	4.2
2014 Senior Notes	31.1	—	—
Tim Horton Series Notes	1.8	—	—
2010 Senior Notes	74.3	78.5	78.6
2011 Discount Notes	48.5	46.0	43.8
Amortization of deferred financing costs and debt issuance discount	11.7	10.3	13.2
Capital lease obligations	5.7	6.4	8.2
Other	0.9	1.7	2.7
Interest income	(3.7)	(2.6)	(1.1)

Interest expense, net	$279.7	$200.0	$223.8

Note 11. Leases

As of December 31, 2014, we leased or subleased 5,409 restaurant properties to franchisees and 92 non-restaurant properties to third parties under direct financing leases and operating leases, where we are the lessor. Initial lease terms generally range from 10 to 20 years. Most leases to franchisees provide for fixed monthly payments and many of these leases provide for future rent escalations and renewal options. Certain leases also include provisions for contingent rent, determined as a percentage of sales, generally when annual sales exceed specific levels. The lessees bear the cost of maintenance, insurance and property taxes.

Assets leased to franchisees and other third parties under operating leases, where we are the lessor, that are included within our property and equipment, net was as follows (in millions):

	As of December 31,
	2014	2013
Land	$941.4	$421.7
Buildings and improvements	1,081.8	397.9
Restaurant equipment	36.5	2.7

Gross property and equipment leased	2,059.7	822.3
Accumulated depreciation	(153.5)	(130.3)

Net property and equipment leased	$1,906.2	$692.0

Our net investment in direct financing leases was as follows (in millions):

	As of December 31,
	2014	2013
Future rents to be received
Future minimum lease receipts	$154.4	$184.8
Contingent rents(1)	78.1	92.1
Estimated unguaranteed residual value	22.2	23.8
Unearned income	(97.1)	(120.5)
Allowance on direct financing leases	(0.3)	(0.3)

	157.3	179.9
Current portion included within trade receivables	(16.8)	(16.8)

Net investment in property leased to franchisees	$140.5	$163.1

(1)	Amounts represent estimated contingent rents recorded in connection with the acquisition method of accounting.

In addition, we lease land, building, equipment, office space and warehouse space, including 743 restaurant buildings under capital leases. Land and building leases generally have an initial term of 10 to 30 years, while land-only lease terms can extend longer, and most leases provide for fixed monthly payments. Many of these leases provide for future rent escalations and renewal options and certain leases also include provisions for contingent rent, determined as a percentage of sales, generally when annual sales exceed specific levels. Most leases also obligate us to pay the cost of maintenance, insurance and property taxes.

As of December 31, 2014, future minimum lease receipts and commitments were as follows (in millions):

	Lease Receipts		Lease Commitments (a)
	Direct Financing Leases	Operating Leases	Capital Leases	Operating Leases
2015	$22.8	$366.1	$36.5	$196.6
2016	22.5	331.9	38.8	179.3
2017	21.9	300.4	30.4	161.6
2018	20.4	268.6	30.6	155.6
2019	15.2	236.8	28.8	138.5
Thereafter	51.6	1,496.6	227.5	971.0

Total minimum payments	$154.4	$3,000.4	$392.6	$1,802.6

Less amount representing interest			(129.0)

Present value of minimum capital lease payments			263.6
Current portion of capital lease obligation			(19.9)

Long-term portion of capital lease obligation			$243.7

(a)	Lease commitments under operating leases have not been reduced by minimum sublease rentals of $1,743.4 million due in the future under noncancelable subleases.

Property revenues are comprised primarily of rental income from operating leases and earned income on direct financing leases with franchisees as follows (in millions):

	2014	2013	2012
Rental income:
Minimum	$182.1	$165.9	$108.1
Contingent	38.1	25.0	17.4
Amortization of favorable and unfavorable income lease contracts, net	7.2	5.6	6.3

Total rental income	227.4	196.5	131.8
Earned income on direct financing leases	15.3	17.2	19.5

Total property revenues	$242.7	$213.7	$151.3

Rent expense associated with the lease commitments is as follows (in millions):

	2014	2013	2012
Rental expense:
Minimum	$109.1	$115.0	$148.8
Contingent	8.0	4.9	9.3
Amortization of favorable and unfavorable payable lease contracts, net	3.5	0.9	(2.4)

Total rental expense (a)	$120.6	$120.8	$155.7

(a)	Amounts include rental expense related to properties subleased to franchisees of $103.3 million for 2014, $94.0 million for 2013 and $74.4 million for 2012.

The impact of favorable and unfavorable lease amortization on operating income is as follows (in millions):

	2014	2013	2012
Franchise and property revenues	$5.7	$5.6	$6.3
Cost of sales	(0.3)	(1.3)	(3.4)
Franchise and property expenses	3.8	2.2	1.0

Estimated future amortization of favorable and unfavorable lease contracts subject to amortization are as follows (in millions):

	Cost of Sales		Franchise and Property Revenue		Franchise and Property Expenses
	Favorable	Unfavorable	Favorable	Unfavorable	Favorable	Unfavorable
2015	$0.3	$(0.3)	$20.9	$(32.4)	$31.8	$(21.7)
2016	0.2	(0.3)	19.0	(29.5)	29.7	(20.2)
2017	0.2	(0.3)	17.8	(27.9)	27.7	(18.8)
2018	0.2	(0.2)	16.4	(26.2)	25.5	(17.5)
2019	0.2	(0.1)	15.0	(24.1)	23.3	(15.7)
Thereafter	2.2	(0.2)	74.3	(111.3)	123.2	(81.8)

Total	$3.3	$(1.4)	$163.4	$(251.4)	$261.2	$(175.7)

Note 12. Income Taxes

Income before income taxes, classified by source of income (loss), is as follows (in millions):

	2014	2013	2012
Canada	$(261.7)	$(18.1)	$3.0
U.S.	(249.8)	127.4	(4.7)
Other Foreign	257.5	212.9	161.4

Income before income taxes	$(254.0)	$322.2	$159.7

Income tax expense (benefit) attributable to income from continuing operations consists of the following (in millions):

	2014	2013	2012
Current:
Canada	$25.9	$0.5	$—
U.S. Federal	16.1	29.9	19.0
U.S. state, net of federal income tax benefit	(0.3)	3.7	1.1
Other Foreign	35.5	22.3	13.0

	$77.2	$56.4	$33.1

Deferred:
Canada	$(29.8)	$(4.5)	$(2.5)
U.S. Federal	(28.4)	27.8	(1.0)
U.S. state, net of federal income tax benefit	(4.1)	(1.2)	1.6
Other Foreign	0.4	10.0	10.8

	$(61.9)	$32.1	$8.9

Total	$15.3	$88.5	$42.0

The statutory rate reconciles to the effective tax rate as follows:

	2014	2013	2012
Statutory rate (1)	26.5%	35.0%	35.0%
State income taxes, net of federal income tax benefit	—	0.5	1.0
Costs and taxes related to foreign operations (2)	(9.8)	6.2	10.7
Foreign exchange gain (loss)	(2.2)	—	—
Foreign tax rate differential (3)	29.8	(14.6)	(25.0)
Taxes provided on earnings due to Transactions	(22.3)	—	—
Change in valuation allowance	(3.0)	0.6	(1.1)
Change in accrual for tax uncertainties	(0.3)	1.5	1.6
Deductible FTC	3.7	(1.9)	(3.2)
Non Deductible Transaction Costs	(4.9)	0.3	2.5
Impact of Transactions	(14.5)	—	—
Capital gain (loss) rate differential	(8.6)	—	—
Other	(0.4)	(0.1)	4.8

Effective income tax rate	(6.0)%	27.5%	26.3%

(1)	The statutory rate is the Canadian rate of 26.5% for 2014 and the U.S. rate of 35.0% for 2013 and 2012.
(2)	Costs and taxes related to foreign operations for 2014 consists of non-Canadian jurisdictions. For 2013 and 2012, the costs and taxes related to foreign operations consists of non-U.S. jurisdictions.
(3)	Amounts reflect statutory rates in jurisdictions in which we operate outside of Canada for 2014 and outside of the U.S. for 2013 and 2012.

Our effective tax rate was (6.0)% for 2014, primarily due to the impact of the Transactions, including non-deductible transaction related costs, and the mix of income from multiple tax jurisdictions. Our effective tax rate was 27.5% for 2013, primarily as a result of the mix of income from multiple tax jurisdictions and the impact of non-deductible expenses related to our refranchisings, partially offset by a favorable impact from the sale of a foreign subsidiary and a reduction in the state effective tax rate related to our refranchisings. Our effective tax rate was 26.3% for 2012, primarily as a result of the mix of income from multiple tax jurisdictions, the release of valuation allowance and the impact of costs on refranchisings primarily in foreign jurisdictions.

The following table provides the amount of income tax expense (benefit) allocated to continuing operations and amounts separately allocated to other items (in millions):

	2014	2013	2012
Income tax expense from continuing operations	$15.3	$88.5	$42.0
Cash flow hedge in accumulated other comprehensive income (loss)	(60.3)	68.1	(1.8)
Net investment hedge in accumulated other comprehensive income (loss)	20.9	(5.7)	(4.2)
Pension liability in accumulated other comprehensive income (loss)	(13.4)	9.9	(1.2)
Stock option tax benefit in additional paid-in capital	—	(10.1)	—

Total	$(37.5)	$150.7	$34.8

The significant components of deferred income tax expense (benefit) attributable to income from continuing operations are as follows (in millions):

	2014	2013	2012
Deferred income tax expense (benefit)	$(71.9)	$9.9	$17.9
Change in valuation allowance	6.7	22.6	(8.3)
Change in effective state income tax rate	3.0	(4.0)	0.8
Change in effective foreign income tax rate	0.3	3.6	(1.5)

Total	$(61.9)	$32.1	$8.9

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in millions):

	As of December 31,
	2014	2013
Deferred tax assets:
Trade and notes receivable, principally due to allowance for doubtful accounts	$11.6	$9.2
Accrued employee benefits	53.1	34.1
Unfavorable leases	132.5	58.8
Liabilities not currently deductible for tax	52.0	53.2
Tax loss and credit carryforwards	215.5	107.2
Other	—	0.5

Total gross deferred tax assets	464.7	263.0
Valuation allowance	(68.8)	(97.7)

Net deferred tax assets	395.9	165.3
Less deferred tax liabilities:
Property and equipment, principally due to differences in depreciation	48.4	10.3
Intangible assets	1,800.7	640.2
Leases	117.3	89.0
Statutory Impairment	8.0	9.2
Derivatives	28.1	65.9
Outside basis difference	272.3	—
Other	16.8	—

Total gross deferred tax liabilities	2,291.6	814.6

Net deferred tax liability	$1,895.7	$649.3

The valuation allowance had a net decrease of $28.9 million during 2014 primarily due to the acquisition of Tim Hortons, reduced by true-up adjustments related to ordinary and capital losses.

Changes in valuation allowance are as follows (in millions):

	2014	2013	2012
Beginning balance	$97.7	$93.3	$99.6
Additions due to Tim Hortons acquisition	19.5	—	—
Change in estimates recorded to deferred income tax expense	6.7	22.6	(8.3)
Expiration of foreign tax credits and capital losses	(11.3)	—	—
Changes from foreign currency exchange rates	(2.1)	0.1	2.0
True-ups from changes in ordinary and capital losses	(41.7)	—	—
Sale of foreign subsidiaries	—	(18.3)	—

Ending balance	$68.8	$97.7	$93.3

The gross amount and expiration dates of operating loss and tax credit carryforwards as of December 31, 2014 are as follows (in millions):

	Amount	Expiration Date
Canadian net operating loss carryforwards	$182.5	2030-2034
Canadian capital loss carryforwards	1.3	Indefinite
U.S. federal net operating loss carryforwards	203.5	2034
U.S. state net operating loss carryforwards	360.2	2016-2034
U.S. capital loss carryforwards	59.4	2018
U.S. foreign tax credits	20.2	2015-2025
Other foreign net operating loss carryforwards	88.0	Indefinite
Other foreign net operating loss carryforwards	1.8	2015-2034
Other	0.4	various

Total	$917.3

The Company has approximately $958.0 million of undistributed earnings of which approximately $10.2 million has been previously taxed. During 2014 and prior periods, the Company provided $112.3 million and $3.1 million respectively of taxes on $415.1 million of undistributed earnings. Deferred tax liabilities have not been provided on approximately $532.7 million of undistributed earnings that are considered to be permanently reinvested. In connection with the acquisition of Tim Hortons, the Company provided approximately $156.9 million of taxes on $1,183.5 million of acquired foreign outside basis differences in connection with acquisition accounting.

We had $41.6 million of unrecognized tax benefits at December 31, 2014, which if recognized, would favorably affect the effective income tax rate. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in millions):

	2014	2013	2012
Beginning balance	$27.7	$23.3	$21.6
Additions on tax position related to the current year	2.7	2.2	1.9
Additions for tax positions of prior years	2.5	2.4	0.9
Additions due to acquisitions	13.4	—	—
Reductions for tax positions of prior year	(3.6)	(0.1)	(0.5)
Reductions for settlement	(0.3)	(0.1)	(0.5)
Reductions due to statute expiration	(0.8)	—	(0.1)

Ending balance	$41.6	$27.7	$23.3

During the twelve months beginning January 1, 2015, it is reasonably possible we will reduce unrecognized tax benefits by approximately $10.7 million, primarily as a result of the expiration of certain statutes of limitations and the resolution of audits.

We recognize interest and penalties related to unrecognized tax benefits in income tax expense. The total amount of accrued interest and penalties was $12.8 million at December 31, 2014 and $4.1 million at December 31, 2013. Potential interest and penalties associated with uncertain tax positions increased by $8.3 million due to the acquisition of Tim Hortons. Potential interest and penalties associated with uncertain tax positions recognized was $0.5 million during the year ended December 31, 2014, $0.6 million during the year ended December 31, 2013, and $0.3 million during the year ended December 31, 2012. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision.

We file income tax returns with Canada and its provinces. Generally we are subject to routine examinations by the Canada Revenue Authority (“CRA”). The CRA is conducting examinations of the 2010 through 2012 taxation years. Additionally, income tax returns filed with various provincial jurisdictions are generally open to examination for periods of three to five years subsequent to the filing of the respective return. Tax years 2005 through 2009 are also under appeals and a Notice of Appeal to the Tax Court of Canada was filed in 2012 with respect to tax year 2002. At this time, we believe that we have complied with all applicable Canadian tax laws and that we have adequately provided for these matters.

We also file income tax returns, including returns for our subsidiaries, with U.S. federal, U.S. state, and foreign jurisdictions. Generally we are subject to routine examination by taxing authorities in the U.S. jurisdictions, as well as other foreign tax jurisdictions, such as the United Kingdom, Germany, Spain, Switzerland and Singapore. None of the foreign jurisdictions should be individually material. Our U.S. federal income tax returns for fiscal 2009, 2010, the period July 1, 2010 through October 18, 2010 and the period October 19, 2010 through December 31, 2010 are currently under audit by the Internal Revenue Service. In addition, we have various U.S. state and foreign income tax returns in the process of examination. From time to time, these audits result in proposed assessments where the ultimate resolution may result in owing additional taxes. We believe that our tax positions comply with applicable tax law and that we have adequately provided for these matters.

Note 13. Pension and Post Retirement Medical Benefits

Pension Benefits

We sponsor noncontributory defined benefit pension plans for our employees in the United States (the “U.S. Pension Plans”) and certain employees in the United Kingdom, Germany and Switzerland (the “International Pension Plans”). Effective December 31, 2005, all benefits accrued under the U.S. Pension Plans were frozen at the benefit level attained as of that date.

Postretirement Medical Benefits

Our Burger King postretirement medical plan (the “U.S. Retiree Medical Plan”) provides medical, dental and life insurance benefits to U.S. salaried retirees hired prior to June 30, 2001 and who were age 40 or older as of June 30, 2001, and their eligible dependents. The amount of retirement health care coverage an employee will receive depends upon the length of credited service. In 2011, the credited service for this plan was frozen for all participants. Beginning January 1, 2012, the annual employer-provided subsidy will be $160 (pre-age 65) and $80 (post-age 65) per year of credited service for anyone not already receiving benefits prior to this date.

During 2012, we eliminated the option to delay enrollment for the U.S. Retiree Medical Plan and participants were required to make a one-time election to participate in the plan. This change was accounted for as a negative plan amendment and resulted in a reduction to the U.S. Retiree Medical Plan liability of $11.1 million. This reduction is being amortized as a reduction to net periodic benefit costs over 6 years, the average remaining years until expected retirement. This negative plan amendment resulted in net periodic benefit cost reductions of approximately $1.8 million in 2014, $1.8 million in 2013, and $1.5 million in 2012 and will result in net periodic benefit costs reductions of approximately $1.8 million every year thereafter during the amortization period.

Obligations and Funded Status

The following table sets forth the change in benefit obligations, fair value of plan assets and amounts recognized in the balance sheets for the U.S. Pension Plans, International Pension Plans and U.S. Retiree Medical Plan (in millions):

	U.S. Pension Plans		U.S. Retiree Medical Plan
	2014	2013	2014	2013
Change in benefit obligation
Benefit obligation at beginning of year	$193.6	$212.9	$7.9	$8.5
Service cost	—	—	—	—
Interest cost	9.2	8.4	0.4	0.4
Plan amendments	—	—	—	—
Actuarial (gains) losses	38.1	(17.4)	1.5	(0.6)
Part D Rx Subsidy Received	—	—	—	—
Benefits paid	(9.2)	(10.3)	(0.6)	(0.4)

Benefit obligation at end of year	$231.7	$193.6	$9.2	$7.9
Change in plan assets
Fair value of plan assets at beginning of year	$159.6	$145.4	$—	$—
Actual return on plan assets	17.3	17.0	—	—
Employer contributions	5.2	7.5	0.6	0.4
Benefits paid	(9.2)	(10.3)	(0.6)	(0.4)

Fair value of plan assets at end of year	$172.9	$159.6	$—	$—

Funded status of plan	$(58.8)	$(34.0)	$(9.2)	$(7.9)

Amounts recognized in the consolidated balance sheet
Current liabilities	$(0.8)	$(0.8)	$(0.7)	$(0.5)
Noncurrent liabilities	(58.0)	(33.2)	(8.5)	(7.4)

Net pension liability, end of fiscal year	$(58.8)	$(34.0)	$(9.2)	$(7.9)

Amounts recognized in accumulated other comprehensive income (AOCI)
Prior service cost / (credit)	$—	$—	$(9.5)	$(12.4)
Unrecognized actuarial loss (gain)	27.1	(2.9)	(0.4)	(2.1)

Total AOCI (before tax)	$27.1	$(2.9)	$(9.9)	$(14.5)

	International Pension Plans
	2014	2013
Benefit obligation at end of year	$33.4	$27.0
Fair value of plan assets at end of year	30.8	28.8

Funded status of plan	$(2.6)	$1.8

Amounts recognized in the consolidated balance sheet
Current Assets	$0.3	$—
Noncurrent Assets	2.0	6.1
Current liabilities	—	(0.1)
Noncurrent liabilities	(4.9)	(4.2)

Net pension liability, end of fiscal year	$(2.6)	$1.8

Amounts recognized in accumulated other comprehensive income (AOCI)
Unrecognized actuarial loss (gain)	$(0.3)	$(5.6)

Total AOCI (before tax)	$(0.3)	$(5.6)

Additional year-end information for the U.S. Pension Plans, International Pension Plans and U.S. Retiree Medical Plan with accumulated benefit obligations in excess of plan assets

The following sets forth the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the U.S. Pension Plans, International Pension Plans and U.S. Retiree Medical Plan (in millions):

	U.S. Pension Plans		U.S. Retiree Medical Plan		International Pension Plans
	As of December 31,		As of December 31,		As of December 31,
	2014	2013	2014	2013	2014	2013
Projected benefit obligation	$231.7	$193.6	$9.2	$7.9	$33.4	$27.0
Accumulated benefit obligation	$231.7	$193.6	$9.2	$7.9	$24.0	$16.9
Fair value of plan assets	$172.9	$159.6	$—	$—	$30.8	$28.8

Components of Net Periodic Benefit Cost

The following sets forth the net periodic benefit costs (income) for the U.S. Pension Plans and U.S. Retiree Medical Plan for the periods indicated (in millions):

	U.S. Pension Plans			U.S. Retiree Medical Plan
	2014	2013	2012	2014	2013	2012
Interest costs on projected benefit obligations	$9.2	$8.4	$8.6	$0.4	$0.3	$0.5
Expected return on plan assets	(9.2)	(8.3)	(8.5)	—	—	—
Amortization of prior service costs/(credit)	—	—	—	(2.9)	(2.9)	(2.6)
Amortization of actuarial losses (gains)	—	1.2	—	(0.2)	(0.1)	(0.1)
Settlement expense	—	—	0.2	—	—	—

Net periodic benefit costs (income)	$—	$1.3	$0.3	$(2.7)	$(2.7)	$(2.2)

The net periodic benefit costs (income) for our International Pension Plans was not significant for any comparative period.

Other Changes in Plan Assets and Projected Benefit Obligation Recognized in Other Comprehensive Income

	U.S. Pension Plans			U.S. Retiree Medical Plan
	2014	2013	2012	2014	2013	2012
Unrecognized actuarial (gain) loss	$30.0	$(26.2)	$12.0	$1.5	$(0.6)	$0.1
(Gain) loss recognized due to settlement	—	(0.3)	(0.2)	—	—	—
Prior service cost (credit)	—	—	—	—	—	(11.1)
Amortization of prior service (cost) credit	—	—	—	2.9	2.9	2.6
Amortization of actuarial gain (loss)	—	(1.2)	—	0.2	0.1	0.1

Total recognized in OCI	$30.0	$(27.7)	$11.8	$4.6	$2.4	$(8.3)

	International Pension Plans
	2014	2013	2012
Unrecognized actuarial (gain) loss	$4.9	$(4.4)	$(2.1)
Amortization of actuarial gain (loss)	0.4	—	2.3

Total recognized in OCI	$5.3	$(4.4)	$0.2

As of December 31, 2014, for the combined U.S. and International Pension Plans, we expect to amortize during 2015 from accumulated other comprehensive income (loss) into net periodic pension cost an estimated $2.9 million of net prior service credit and $2.7 million of net actuarial loss.

Assumptions

The weighted-average assumptions used in computing the benefit obligations of the U.S. Pension Plans, International Pension Plans and U.S. Retiree Medical Plan are as follows:

	2014	2013	2012
U.S. Pension Plans:
Discount rate as of year-end	4.03%	4.84%	4.04%
U.S. Retiree Medical Plan:
Discount rate as of year-end	4.03%	4.84%	4.04%
International Pension Plans:
Discount rate as of year-end	3.57%	4.70%	4.03%
Range of compensation rate increase	3.36%	3.52%	3.14%

The discount rate used in the calculation of the benefit obligation at December 31, 2014 and December 31, 2013 for the U.S. Plans is derived from a yield curve comprised of the yields of approximately 774 and 700 market-weighted corporate bonds, respectively, rated AA on average by Moody’s, Standard & Poor’s, and Fitch, matched against the cash flows of the U.S. Plans. The discount rate used in the calculation of the benefit obligation at December 31, 2014 and December 31, 2013 for the International Pension Plans is primarily derived from the yields on Swiss government bonds with a maturity matched against the cash flows of the International Pension Plans.

The weighted-average assumptions used in computing the net periodic benefit cost of the U.S. Pension Plans, International Pension Plans and the U.S. Retiree Medical Plan are as follows:

	2014	2013	2012
U.S. Pension Plans:
Discount rate	4.84%	4.04%	4.58%
Expected long-term rate of return on plan assets	6.20%	6.05%	6.50%
U.S. Retiree Medical Plan:
Discount rate	4.84%	4.04%	4.58%
Expected long-term rate of return on plan assets	N/A	N/A	N/A
International Pension Plans:
Discount rate	4.67%	4.18%	4.86%
Range of compensation rate increase	3.52%	3.27%	3.47%
Expected long-term rate of return on plan assets	4.58%	5.64%	5.25%

The expected long-term rate of return on plan assets is determined by expected future returns on the asset categories in target investment allocation. These expected returns are based on historical returns for each asset’s category adjusted for an assessment of current market conditions.

The assumed healthcare cost trend rates are as follows:

	2014	2013	2012
Healthcare cost trend rate assumed for next year	8.00%	8.00%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2020	2020	2020

Assumed healthcare cost trend rates do not have a significant effect on the amounts reported for the postretirement healthcare plans, since a one-percentage point increase or decrease in the assumed healthcare cost trend rate would have a minimal effect on service and interest cost for the postretirement obligation.

Plan Assets

The fair value of the major categories of pension plan assets for U.S. and International Pension Plans at December 31, 2014 and December 31, 2013 is presented below (in millions):

	U.S.	International	U.S.	International
	Pension Plans	Pension Plan	Pension Plan	Pension Plan
	As of December 31,
	2014		2013
Level 1
Cash and Cash equivalents	$3.0	$—	$—	$—
Level 2
Cash and Cash equivalents (a)	2.8	0.2	2.7	0.2
Equity Securities (b):
U.S.	47.7	3.0	44.0	5.5
Non - U.S.	36.3	18.1	38.1	14.5
Fixed Income (b) :
Corporate Bonds and Notes	57.1	—	45.3	—
U.S. Government Treasuries	17.0	—	11.6	0.6
International Debt	4.6	4.5	3.9	—
Mortgage-Backed Securities	0.2	—	0.9	—
U.S. Government Agencies	3.4	—	8.2	—
Municipal Bonds	—	—	3.0	—
Non- U.S. Bonds	—	4.7	1.1	7.4
Other (c)	0.8	0.3	0.8	0.6

Total fair value of plan assets	$172.9	$30.8	$159.6	$28.8

(a)	Short-term investments in money market funds and short term receivables for investments sold
(b)	Securities held in common commingled trust funds
(c)	Other securities held in common commingled trust funds including interest rate swaps and foreign currency contracts

We categorize plan assets within a three level fair value hierarchy as described in Note 2. Pooled funds are primarily classified as Level 2 and are valued using net asset values of participation units held in common collective trusts, as reported by the managers of the trusts and as supported by the unit prices of actual purchase and sale transactions.

The investment objective for the U.S. Pension Plans and International Pension Plans is to secure the benefit obligations to participants while minimizing our costs. The goal is to optimize the long-term return on plan assets at an average level of risk. The Investment Committee developed a strategic allocation policy for the U.S. Pension Plan to reduce return seeking assets and increase fixed income assets as the Plan’s funded status improves. The portfolio of equity securities, currently targeted at 50% for U.S. Pension Plan and 70% for International Pension Plan, includes primarily large-capitalization companies with a mix of small-capitalization U.S. and foreign companies well diversified by industry. The portfolio of fixed income asset allocation, currently targeted at 50% for U.S. Pension Plan and 30% for International Pension Plan, is actively managed and consists of long duration fixed income securities primarily in U.S. debt markets and non-U.S. bonds with long-term maturities that help to reduce exposure to interest variation and to better correlate asset maturities with obligations.

Estimated Future Cash Flows

Total contributions to the U.S. Pension Plans and International Pension Plans were $6.1 million for 2014, $8.2 million for 2013 and $10.1 million for 2012.

The U.S. and International Pension Plans’ and U.S. Retiree Medical Plan’s expected contributions to be paid in the next year, the projected benefit payments for each of the next five years and the total aggregate amount for the subsequent five years are as follows (in millions):

	U.S. Pension Plans	International Pension Plans	U.S. Retiree Medical Plan
Estimated Net Contributions During Year Ended 2015	$0.8	$0.1	$0.7
Estimated Future Year Benefit Payments During Years Ended:
2015	$9.6	$0.2	$0.7
2016	$9.9	$0.2	$0.7
2017	$10.2	$0.2	$0.6
2018	$10.5	$0.2	$0.6
2019	$10.9	$0.3	$0.6
2020 - 2024	$64.8	$1.5	$2.9

Note 14. Fair Value Measurements

Fair Value Measurements

The following table presents financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2014 and December 31, 2013 (in millions):

		Fair Value Measurements			Fair Value Measurements
		at December 31, 2014			at December 31, 2013
	Balance Sheet Location	(Level 1)	(Level 2)	Total	(Level 1)	(Level 2)	Total
Assets:
Derivatives designated as cash flow hedges
Interest rate	Other assets, net	$—	$—	$—	$—	$174.1	$174.1
Foreign currency	Trade and notes receivable, net	—	6.0	6.0	—	—	—
Derivatives designated as net investment hedges
Foreign currency	Inventories and other current assets, net	—	2.1	2.1	—	—	—
Foreign currency	Other assets, net	—	75.9	75.9	—	—	—
Derivatives not designated as hedging instruments
Interest rate	Other assets, net	—	88.9	88.9	—	—	—
Other
Investments held in a rabbi trust	Inventories and other current assets, net	1.1	—	1.1
Investments held in a rabbi trust	Other assets, net	5.2	—	5.2	8.9	—	8.9

Total assets at fair value		$6.3	$172.9	$179.2	$8.9	$174.1	$183.0

Liabilities:
Derivatives designated as cash flow hedges
Interest rate	Other liabilities, net	$—	$25.6	$25.6	$—	$—	$—
Derivatives designated as net investment hedges
Foreign currency	Other liabilities, net	—	—	—	—	25.9	25.9
Other
ERP liabilities	Other accrued liabilities	—	1.1	1.1	—	2.8	2.8
ERP liabilities	Other liabilities, net	—	5.2	5.2	—	6.0	6.0

Total liabilities at fair value		$—	$31.9	$31.9	$—	$34.7	$34.7

Our derivatives are valued using a discounted cash flow analysis that incorporates observable market parameters, such as interest rate yield curves and currency rates, classified as Level 2 within the valuation hierarchy. Derivative valuations incorporate credit risk adjustments that are necessary to reflect the probability of default by us or the counterparty.

Investments held in a Rabbi trust consist of money market funds and mutual funds and the fair value measurements are derived using quoted prices in active markets for the specific funds which are based on Level 1 inputs of the fair value hierarchy. The fair value measurements of the ERP liabilities are derived principally from observable market data which are based on Level 2 inputs of the fair value hierarchy.

At December 31, 2014, the fair value of our variable rate term debt and bonds was estimated at $10.1 billion, compared to a carrying amount of $10.0 billion, net of original issuance discount and premium. At December 31, 2013, the fair value of our variable rate term debt and bonds was estimated at $3.1 billion, compared to a carrying amount of $2.9 billion, net of original issuance discount and premium. Fair value of variable rate term debt and fixed rate debt was estimated using inputs based on bid and offer prices and are Level 2 inputs within the fair value hierarchy.

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to periodic impairment tests. These items primarily include long-lived assets, goodwill, the Brand and other intangible assets. Refer to Note 2 for inputs and valuation techniques used to measure fair value of these nonfinancial assets.

Note 15. Derivative Instruments

Disclosures about Derivative Instruments and Hedging Activities

We enter into derivative instruments for risk management purposes, including derivatives designated as cash flow hedges, derivatives designated as net investment hedges and those utilized as economic hedges. We use derivatives to manage exposure to fluctuations in interest rates and currency exchange rates. See Note 14 for fair value measurements of our derivative instruments.

Forward-Starting Interest Rate Swaps

During November 2014, we entered into a series of six forward-starting receive-variable, pay-fixed interest rate swaps to hedge the variability in the interest payments associated with our 2014 Term Loan Facility beginning April 1, 2015, through the expiration of the sixth swap on March 31, 2021. The initial notional value of the swap is $6,733.1 million, which will align with the outstanding principal balance of the 2014 Term Loan Facility as of April 1, 2015, and will be reduced quarterly in accordance with the principal repayments of the 2014 Term Loan Facility. There are six sequential interest rate swaps to achieve the hedged position. Each year on March 31, the existing interest rate swap will expire and will be immediately replaced with a new interest rate swap until the expiration of the arrangement on March 31, 2021. At inception, these interest rate swaps were designated as a cash flow hedge for hedge accounting, and as such, the effective portion of unrealized changes in market value are recorded in AOCI and are reclassified into earnings during the period in which the hedged forecasted transaction affects earnings. Gains and losses from hedge ineffectiveness are recognized in current earnings.

During October 2014, we also entered into a series of receive-variable, pay-fixed interest rate swaps with a combined initial notional value of $6,750.0 million that is amortized each quarter at the same rate of the 2014 Term Loan Facility. Each year in March, the existing interest rate swap will expire and will be immediately replaced with a new interest rate swap until the expiration of the arrangement on March 31, 2021. To offset the cash flows associated with these interest rate swaps, in November 2014 we entered into a series of six annual mirror interest rate swaps in which we will receive-fixed, pay-variable on a total notional value of $6,750.0 million that is amortized each quarter at the same rate of the 2014 Term Loan Facility. Each year in March, the existing interest rate swap will expire and will be immediately replaced with a new interest rate swap until the expiration of the arrangement on March 31, 2021. These interest rate swaps are not designated for hedge accounting and as such changes in fair value are recognized in current earnings.

During 2012, we entered into three forward-starting interest rate swaps with a total notional value of $2,300.0 million to hedge the variability of forecasted interest payments on our forecasted debt issuance attributable to changes in LIBOR. These swaps were settled during the fourth quarter of 2014. The forward-starting interest rate swaps fixed LIBOR on $1,000.0 million of floating-rate debt beginning 2015 and an additional $1,300.0 million of floating-rate debt starting 2016. During 2014, we discontinued hedge accounting on our forward-starting interest rate swaps as it was probable at the time that the forecasted transactions will not occur since we intended to repay our outstanding 2012 Term Loan Facility concurrently with the Transactions and did not anticipate issuing new debt in 2015 or 2016. Refer to Note 1 for further information on the Transactions. Whenever hedge accounting is discontinued and the derivative remains outstanding, we continue to carry the derivative at its fair value on the balance sheet and recognize any subsequent changes in fair value in earnings. When it is no longer probable that a forecasted transaction will occur, we discontinue hedge accounting and recognize immediately in earnings any gains and losses, attributable to those forecasted transactions that are probable not to occur, that were recorded in accumulated other comprehensive income (loss) related to the hedging relationship. Prior to the discontinuance of hedge accounting, we accounted for these swaps as cash flow hedges, and as such, the effective portion of unrealized changes in market value was recorded in AOCI and was to be reclassified into earnings during the period in which the hedged forecasted transaction affects earnings. Gains and losses from hedge ineffectiveness are recognized in current earnings.

Cross-Currency Rate Swaps

To protect the value of our investments in our foreign operations against adverse changes in foreign currency exchange rates, we may, from time to time, hedge a portion of our net investment in one or more of our foreign subsidiaries by using cross-currency rate swaps. At December 31, 2014, we designated cross-currency rate swap contracts between the Canadian dollar and U.S. dollar and the Euro and U.S. dollar as net investment hedges of a portion of our equity in foreign operations in those currencies. The component of the gains and losses on our net investment in these designated foreign operations driven by changes in foreign exchange rates are economically offset by movements in the fair value of our cross currency swap contracts. The fair value of the swaps is calculated each period with changes in fair value reported in accumulated other comprehensive income (loss), net of tax. Such amounts will remain in accumulated other comprehensive income (loss) until the complete or substantially complete liquidation of our investment in the underlying foreign operations.

At December 31, 2014, we had outstanding cross-currency rate swaps in which we pay quarterly between 4.802%-7.002% on a tiered payment structure per annum on the Canadian dollar notional amount of C$5,641.7 million and receive quarterly between 3.948%-6.525% on a tiered payment structure per annum on the USD notional amount of $5,000.0 million through the maturity date of March 31, 2021. At inception, these derivative instruments were not designated for hedge accounting and as such changes in fair value were recognized in current earnings. Beginning with the closing of the Transactions on December 12, 2014, we designated these cross-currency rate swaps as a hedge and began accounting for these derivative instruments as net investment hedges.

At December 31, 2014, we also had outstanding cross-currency rate swaps with an aggregate notional value of $315.0 million. At inception, these cross-currency rate swaps were designated as a hedge and are accounted for as net investment hedges. A total notional value of $115.0 million of these swaps are contracts to exchange quarterly fixed-rate interest payments we make in Euros for quarterly fixed-rate interest payments we receive in U.S. dollars and mature on October 16, 2016. A total notional value of $200.0 million of these swaps are contracts to exchange quarterly floating-rate interest payments we make in Euros based on EURIBOR for quarterly floating-rate interest payments we receive in U.S. dollars based on LIBOR and mature on September 28, 2017. These cross-currency rate swaps also require the exchange of Euros and U.S. dollar principal payments upon maturity.

Foreign Currency Exchange Contracts

In connection with the Transactions, we were exposed to foreign currency risk as the cash consideration paid to Tim Hortons shareholders in connection with the Transactions was denominated in Canadian dollars. As such, during 2014 we entered into foreign currency forward and foreign currency option contracts to hedge our exposure to the volatility of the Canadian dollar. We had outstanding foreign currency forward contracts to effectively exchange $9,000.0 million U.S. dollars for C$9,971.8 million Canadian dollars and foreign currency option contracts to exchange $5,230.0 million U.S. dollars for C$5,635.3 million Canadian dollars that were settled during the fourth quarter of 2014. At any point in time, the aggregate notional value of these derivative instruments never exceeded $9,230.0 million U.S. dollars. The foreign currency option contracts had a total premium of $59.9 million that was paid at expiration. These derivative instruments did not qualify for hedge accounting and changes in fair values were immediately recognized in other operating expenses (income), net in current earnings.

We use foreign exchange derivative instruments to manage the impact of foreign exchange fluctuations on U.S. dollar purchases and payments, such as coffee and certain intercompany purchases, made by our Canadian Tim Hortons operations. At December 31, 2014, we had outstanding forward currency contracts to manage this risk in which we sell Canadian dollars and buy U.S. dollars with a notional value of $138.3 million with maturities ranging between January 2015 and December 2015. We have designated these instruments as cash flow hedges, as of the date of the acquisition, and as such, the effective portion of unrealized changes in market value are recorded in AOCI and are reclassified into earnings during the period in which the hedged forecasted transaction affects earnings. Gains and losses from hedge ineffectiveness are recognized in current earnings.

Interest Rate Caps

During 2010, we entered into interest rate cap agreements (the “Cap Agreements”) to manage interest rate risk related to our variable debt. During the fourth quarter of 2014, we terminated our Cap Agreements. Such agreements were used to cap the borrowing rate on variable debt to provide a hedge against the risk of rising interest rates. At December 31, 2013, we had Cap Agreements with a notional amount of $1.2 billion to mitigate the impact of fluctuations in the three-month LIBOR and effectively cap the LIBOR applicable to our variable rate debt. The six year Cap Agreements were a series of individual caplets that reset and settled quarterly with an original maturity of October 19, 2016, consistent with the payment dates of our LIBOR-based term debt.

Under the terms of the Cap Agreements, if LIBOR resets above a strike price, we received the net difference between LIBOR and the strike price. With regards to our 2012 Credit Agreement, we had elected our applicable rate per annum as the Eurocurrency rate determined by reference to LIBOR. In addition, on the quarterly settlement dates, we remitted the deferred premium payment (plus interest) to the counterparty, whether LIBOR resets above or below the strike price.

During 2014 we discontinued hedge accounting for our Cap Agreements. Repayment of the 2012 Term Loans, 2010 Senior Notes and 2011 Discount Notes occurred concurrently with the consummation of the Transactions. As such, the forecasted interest payments were not expected to occur, resulting in the discontinuance of hedge accounting for our Cap Agreements. Refer to Note 1 for further information on the Transactions. Whenever hedge accounting is discontinued and the derivative remains outstanding, we continue to carry the derivative at its fair value on the balance sheet and recognize any subsequent changes in fair value in earnings. When it is no longer probable that a forecasted transaction will occur, we discontinue hedge accounting and recognize immediately in earnings any gains and losses, attributable to those forecasted transactions that are probable not to occur, that were accumulated in AOCI related to the hedging relationship. Prior to the discontinuance of hedge accounting, the Cap Agreements were designated as cash flow hedges and to the extent they were effective in offsetting the variability of the variable rate interest payments, changes in the derivatives’ fair values were not included in current earnings but were included in accumulated other comprehensive income (AOCI) in the accompanying condensed consolidated balance sheets. At each cap maturity date, the portion of the fair value attributable to the matured cap was reclassified from AOCI into earnings as a component of interest expense, net.

During 2012, we terminated our Euro denominated interest rate cap agreements which effectively capped the annual interest expense applicable to our borrowings under the 2011 Amended Credit Agreement for Euro denominated borrowings. In connection with the termination of the Euro denominated interest rate cap agreements, we recorded a charge of $8.4 million in 2012 within other operating expense (income), net related to realized losses reclassified from AOCI.

Credit Risk

By entering into derivative instrument contracts, we are exposed to counterparty credit risk. Counterparty credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is in an asset position, the counterparty has a liability to us, which creates credit risk for us. We attempt to minimize this risk by selecting counterparties with investment grade credit ratings and regularly monitoring our market position with each counterparty.

Credit-Risk Related Contingent Features

Our derivative instruments do not contain any credit-risk related contingent features.

The following tables present the required quantitative disclosures for our derivative instruments (in millions):

	Gain (Loss) Recognized in Other Comprehensive Income (Loss) (effective portion)
	2014	2013	2012
Derivatives designated as cash flow hedges:
Interest rate caps	$(1.9)	$—	$(17.1)
Forward-starting interest rate swaps	$(155.5)	$169.1	$0.7
Forward-currency contracts	$1.1	$—	$—
Derivatives designated as net investment hedges:
Cross-currency rate swaps	$66.3	$(14.8)	$(10.8)

	Gain (Loss) Reclassified from AOCI into Interest Expense, net
	2014	2013	2012
Derivatives designated as cash flow hedges:
Interest rate caps	$(6.6)	$(6.1)	$(3.2)

	Gain (Loss) Reclassified from AOCI into Other operating expenses (income), net
	2014	2013	2012
Derivatives discontinued as hedging instruments:
Interest rate caps	$(26.6)	$—	$(8.4)
Forward-starting interest rate swaps	$40.0	$—	$—

	Gain (Loss) Recognized in Other operating expenses (income), net
	2014	2013	2012
Derivatives not designated as hedging instruments:
Interest rate caps	$(1.0)	$—	$—
Forward-starting interest rate swaps	$55.4	$—	$—
Foreign currency exchange contracts	$(358.7)	$(0.4)	$(0.5)

Note 16. Redeemable Preferred Shares

In connection with the Transactions, we issued (a) 68,530,939 Class A 9.0% cumulative compounding perpetual voting preferred shares “Preferred Shares”) at a purchase price of $43.775848 per share (the “Purchase Price”) and (b) a warrant to purchase 8,438,225 of our common shares, at an exercise price of $0.01 per common share (the “Warrant”), for an aggregate purchase price of $3,000.0 million. The proceeds, net of issuance costs, were used to finance a portion of the Transactions and were allocated to the Preferred Shares ($2,750.6 million) and the Warrant ($247.6 million) on a relative fair value basis. On December 15, 2014, upon exercise of the Warrant in full, we issued 8,438,225 of our common shares.

The 9.0% annual dividend will accrue whether or not declared by our Board of Directors and will be payable, quarterly in arrears, only when declared and approved by our Board of Directors.

In addition to the preferred dividends, we are required to pay the holder of the Preferred Shares an additional amount (the “make-whole dividend”) determined by a formula designed to ensure that on an after-tax basis, the net amount of the dividends received by the holder of the Preferred Shares from the original issue date is the same as it would have been if we were a U.S. corporation. The make-whole dividend can be paid, at our option, in cash, common shares or any combination thereof. The make-whole dividends are payable not later than 75 days after the close of each fiscal year, beginning with the fiscal year ended December 31, 2017. The right to receive the make-whole dividends will terminate if and at the time that 100% of the outstanding Preferred Shares are no longer held by the original purchaser or any of its subsidiaries.

The Preferred Shares may be redeemed at our option on and after the third anniversary of the original issue date. After the tenth anniversary of the original issue date, holders of not less than a majority of the outstanding Preferred Shares may cause us to redeem their Preferred Shares. In either case, the fixed redemption price is 109.9% of the Purchase Price per share (the “redemption price”) plus accrued and unpaid dividends and unpaid make-whole dividends. Holders of the Preferred Shares also hold a contingently exercisable option to cause us to redeem their Preferred Shares at the redemption price in the event of a change in control.

Holders of the Preferred Shares have voting rights equal to one vote per each Preferred Share. Except as otherwise provided holders of the Preferred Shares and common shares vote together as a single class.

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Preferred Shares shall be entitled to receive payment in full in cash equal to 109.9% of the Purchase Price per share, plus accrued and unpaid dividends and unpaid make-whole dividends, after satisfaction of all liabilities and obligations to our creditors and before any distributions to our common shareholders (the “Class A Liquidation Preference”). If the Class A Liquidation Preference has been paid in full on all Preferred Shares, the holders of our other shares shall be entitled to receive all of our remaining assets (or proceeds thereof) according to their respective rights and preferences.

Since the redemption features of the Preferred Shares are not solely within our control, we classified the Preferred Shares as temporary equity. Additionally, during 2014, we adjusted the carrying value of the Preferred Shares to their redemption price, which is reflected as a $546.4 million reduction in income attributable to common shareholders and common shareholders’ equity.

Note 17. Common Shareholders’ Equity

For the period of January 1, 2014, through December 11, 2014 (i.e., prior to the closing date of the Transactions), our common equity reflected 100% ownership by Burger King Worldwide common shareholders. As a result of the Transactions that closed on December 12, 2014, our ownership interest changed and both Burger King Worldwide and Tim Hortons became indirect subsidiaries of us and Partnership, and we became the sole general partner of Partnership. Consequently, the number of our common shares outstanding decreased from 352,042,242 Burger King Worldwide shares on December 11, 2014 to 193,565,794 common shares of the Company on December 12, 2014. As a result, the carrying amount of equity attributable to us was adjusted to reflect the change in our ownership interest of our subsidiaries. Additionally, we now reflect a noncontrolling interest, which represents the interests of the holders of Partnership exchangeable units that are not held by us, as further described below. See Note 1, Description of Business and Organization.

Noncontrolling Interests

Noncontrolling interests represent equity interests in consolidated subsidiaries that are not attributable to us. As of December 31, 2014, the holders of Partnership exchangeable units held an economic interest of approximately 56.7% in Partnership common equity through 265,041,783 Partnership exchangeable units. Since the Partnership exchangeable units were issued to former holders of Burger King Worldwide common stock, the carrying amount of equity attributable to us was adjusted to reflect this transfer and the resulting noncontrolling interest held by the holders of Partnership exchangeable units in Partnership.

Pursuant to the terms of the partnership agreement, Partnership exchangeable units will be entitled to distributions from Partnership in an amount equal to any dividends or distributions that we declare and pay with respect to our common shares. Additionally, each holder of a Partnership exchangeable unit is entitled to vote in respect of matters on which holders of our common shares are entitled to vote through a special voting share of the Company. Any time after the one year anniversary of the Transactions’ effective date, the holder of a Partnership exchangeable unit will have the right to require Partnership to exchange all or any portion of such holder’s Partnership exchangeable units for our common shares at a ratio of one common share for each Partnership exchangeable unit, subject to our right as the general partner of Partnership, in our sole discretion, to deliver a cash payment in lieu of our common shares. If we elect to make a cash payment in lieu of issuing common shares, the amount of the payment will be the weighted average trading price of the common shares on the New York Stock Exchange for the 20 consecutive trading days ending on the last business day prior to the exchange date.

Partnership issued preferred units to us in connection with the Transactions and our issuance of the Preferred Shares. Under the terms of the partnership agreement, Partnership will make a preferred unit distribution to us in amounts equal to (i) dividends we pay on the Preferred Shares and (ii) in the event we redeem the Preferred Shares, the redemption amount of the Preferred Shares. Although the Partnership preferred units and related distributions eliminate in consolidation, they affect the amount of net income (loss) attributable to noncontrolling interests that we report. Net income (loss) attributable to noncontrolling interests for 2014 represents the noncontrolling interests’ portion of (a) Partnership net income (loss) from the Closing Date through December 31, 2014, less (b) preferred unit dividends accrued and preferred unit accretion recorded by Partnership of $317.6 million.

The noncontrolling interest recognized in connection with the VIE Restaurants of Tim Hortons Inc. was $1.1 million at December 12, 2014. See Note 1, Description of Business and Organization.

We adjust the net income (loss) in our consolidated statement of operations to exclude the noncontrolling interests’ proportionate share of results. Also, we present the proportionate share of equity attributable to the noncontrolling interests as a separate component of shareholders’ equity within our consolidated balance sheet.

Warrant

On December 12, 2014, we issued a warrant to purchase 8,438,225 shares of our common stock at an exercise price of $0.01 per share (the “Warrant”) to the purchaser of our Preferred Shares. We determined the value of the Warrant using the Black-Scholes method and allocated proceeds to the Preferred Shares and Warrant on a relative fair value basis, which resulted in $247.6 million of proceeds attributed to the Warrant. On December 15, 2014, upon exercise of the Warrant in full, we issued 8,438,225 of our common shares. See Note 16, Redeemable Preferred Shares.

Dividends Paid

Cash dividend payments to shareholders of Burger King Worldwide common stock were $105.6 million in 2014, $84.3 million in 2013 and $14.0 million in 2012.

Although we do not currently have a dividend policy, we may declare dividends periodically if our Board of Directors determines that it is in the best interests of the shareholders. The terms of the Preferred Shares and the 2014 Credit Agreement and 2014 Senior Notes Indenture and applicable Canadian Law limit our ability to pay cash dividends in certain circumstances. In addition, because we are a holding company, our ability to pay cash dividends on shares (including fractional shares) of our common stock may be limited by restrictions on our ability to obtain sufficient funds through dividends from our subsidiaries, including the restrictions under the 2014 Credit Agreement and 2014 Senior Notes Indenture. Subject to the foregoing, the payment of cash dividends on our common shares in the future, if any, will be at the discretion of our Board of Directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our Board of Directors.

Annual Bonus Election

We have a bonus program under which eligible employees may elect to use a portion of their annual bonus compensation to purchase our common shares, and prior to the Transactions, Burger King Worldwide common stock. During 2014, we issued approximately 0.1 million shares of Burger King Worldwide common stock to participants in this program, for aggregate consideration of $3.3 million. During 2013, we issued approximately 0.3 million shares of Burger King Worldwide common shares to participants in this program, for aggregate consideration of $3.5 million. During 2012, we issued approximately 1.5 million shares of Burger King Worldwide common stock to participants in this program, for aggregate consideration of $5.4 million.

Accumulated Other Comprehensive Income (Loss)

The following table displays the change in the components of accumulated other comprehensive income (loss) (in millions):

	Derivatives	Pensions	Foreign Currency Translation	Accumulated Other Comprehensive Income (Loss)
Balances at December 31, 2011	$(19.6)	$(0.9)	$(92.8)	$(113.3)
Foreign currency translation adjustment	—	—	15.5	15.5
Net change in fair value of derivatives, net of tax	(16.6)	—	—	(16.6)
Amounts reclassified to earnings of cash flow hedges, net of tax	7.0	—	—	7.0
Pension and post-retirement benefit plans, net of tax	—	(1.3)	—	(1.3)
Amortization of prior service (credits) costs, net of tax	—	(1.6)	—	(1.6)

Balances at December 31, 2012	$(29.2)	$(3.8)	$(77.3)	$(110.3)

Foreign currency translation adjustment	—	—	50.1	50.1
Reclassification of foreign currency translation adjustment into net income	—	—	(3.0)	(3.0)
Net change in fair value of derivatives, net of tax	94.2	—	—	94.2
Amounts reclassified to earnings of cash flow hedges, net of tax	3.8	—	—	3.8
Pension and post-retirement benefit plans, net of tax	—	20.8	—	20.8
Amortization of prior service (credits) costs, net of tax	—	(1.8)	—	(1.8)
Amortization of actuarial (gains) losses, net of tax	—	0.8	—	0.8

Balances at December 31, 2013	$68.8	$16.0	$(30.2)	$54.6

Foreign currency translation adjustment	—	—	(224.1)	(224.1)
Net change in fair value of derivatives, net of tax	(53.3)	—	—	(53.3)
Amounts reclassified to earnings of cash flow hedges, net of tax	(4.1)	—	—	(4.1)
Pension and post-retirement benefit plans, net of tax	—	(23.8)	—	(23.8)
Amortization of prior service (credits) costs, net of tax	—	(1.8)	—	(1.8)
Amortization of actuarial (gains) losses, net of tax	—	(1.0)	—	(1.0)
Transfer to noncontrolling interests	3.6	6.1	103.8	113.5
OCI attributable to noncontrolling interests	(10.3)	—	41.7	31.4

Balances at December 31, 2014	$4.7	$(4.5)	$(108.8)	$(108.6)

The following table displays the reclassifications out of accumulated other comprehensive income (loss):

	Affected Line Item in the	Amounts Reclassified from AOCI
Details about AOCI Components	Statements of Operations	2014	2013	2012
Gains (losses) on cash flow hedges:
Interest rate derivative contracts	Interest expense, net	$(6.6)	$(6.1)	$(3.2)
Interest rate derivative contracts	Other operating expenses (income), net	13.4	—	(8.4)

	Total before tax	6.8	(6.1)	(11.6)
	Income tax (expense) benefit	(2.7)	2.3	4.6

	Net of tax	$4.1	$(3.8)	$(7.0)

Defined benefit pension:
Amortization of prior service credits (costs)	SG&A (1)	$2.9	$3.0	$2.6
Amortization of actuarial gains(losses)	SG&A (1)	1.0	(1.2)	—

	Total before tax	3.9	1.8	2.6
	Income tax (expense) benefit	(1.1)	(0.8)	(1.0)

	Net of tax	$2.8	$1.0	$1.6

Foreign currency translation adjustment into net income:
Sale of foreign entity	Other operating expenses (income), net	—	(3.0)	—

Total reclassifications	Net of tax	$6.9	$(5.8)	$(5.4)

(1)	Refers to selling, general and administrative expenses in the audited condensed consolidated statements of operations.

Note 18. Share-based Compensation

On February 2, 2011, the Board of Directors of Burger King Worldwide Holdings, Inc. (“Worldwide”) approved and adopted the Burger King Worldwide Holdings, Inc. 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”). The 2011 Omnibus Plan generally provided for the grant of awards to employees, directors, consultants and other persons who provide services to Worldwide and its subsidiaries.

On June 20, 2012, the Board of Directors of Burger King Worldwide adopted the Burger King Worldwide, Inc. 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”). The 2012 Omnibus Plan generally provided for the grant of awards to employees, directors and other persons who provide services to the Burger King Worldwide and its subsidiaries. All stock options and restricted stock units (RSUs) under the 2011 Omnibus Plan outstanding on June 20, 2012 were assumed by Burger King Worldwide and converted into stock options to acquire common stock and RSUs of Burger King Worldwide, and Burger King Worldwide assumed all of the obligations of Worldwide under the 2011 Omnibus Plan. The Board also froze the 2011 Omnibus Plan. Subsequently, the Board of Directors of Burger King Worldwide adopted the Burger King Worldwide, Inc. Amended and Restated 2012 Omnibus Incentive Plan (“Amended and Restated 2012 Omnibus Incentive Plan”) which increased the shares available for issuance. The Amended and Restated 2012 Omnibus Incentive Plan was approved by Burger King Worldwide stockholders at its annual meeting on May 15, 2013.

On December 12, 2014, our Board of Directors adopted the Restaurant Brands International Inc. 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”). The 2014 Omnibus Plan generally provides for the grant of awards to employees, directors, consultants and other persons who provide services to us and our subsidiaries. We are currently issuing stock awards under the 2014 Omnibus Plan and the maximum number of shares available for issuance under such Plan is 15,000,000.

On December 12, 2014, in connection with the Transactions, we assumed the obligation for all Burger King Worldwide stock options and RSUs outstanding under the 2011 Omnibus Plan and Amended and Restated 2012 Omnibus Plan at December 12, 2014 and froze the Amended and Restated 2012 Omnibus Plan. Additionally, as provided for in the Arrangement Agreement, we assumed the obligation for each vested and unvested Tim Hortons stock option with tandem SARs that was not surrendered in connection with the Transactions on the same terms and conditions of the original awards, adjusted by an exchange ratio of 2.41. The assumed Tim Hortons awards vest notably over a three year period commencing on the grant date.

The 2014 Omnibus Plan permits the grant of several types of awards with respect to our common shares, including stock options, restricted stock units, restricted stock and performance shares. New awards are granted with an exercise price or market value equal to the last sales price of our common shares on the preceding trading day to the date of grant. We satisfy stock option exercises through the issuance of authorized but previously unissued common shares. New stock option grants generally cliff vest five years from the original grant date, provided the employee is continuously employed by us or one of our subsidiaries, and the options expire ten years following the grant date. Additionally, if we terminate the employment of an option holder without cause prior to the vesting date, or if the employee retires or becomes disabled, the employee will become vested in the number of options as if the options vested 20% of each anniversary of the grant date. If the employee dies, the employee will become vested in the number of options as if the options vested 20% on the first anniversary of the grant date, 40% on the second anniversary of the grant date and 100% on the third anniversary of the grant date. If there is an event such as a return of capital or dividend that is determined to be dilutive, the exercise price of the awards will adjusted accordingly.

Share-based compensation expense consisted of the following for the periods presented:

	2014	2013	2012
Stock options and stock options with tandem SARs (a)	$43.1	$14.8	$12.2
Accelerated vesting of Tim Hortons restricted stock units and performance stock units (b)	14.8	—	—

Total share-based compensation expense (c)	$57.9	$14.8	$12.2

(a)	Includes (i) $9.8 million due to accelerated vesting of awards due to terminations in 2014, and (ii) $10.4 million and $4.0 million due to modifications of awards in 2014 and 2013, respectively.
(b)	Represents expense attributed to the post-combination service associated with the accelerated vesting of restricted and performance stock units in connection with the Transactions. See Note 1, Description of Business and Organization.
(c)	Generally classified as selling, general and administrative expenses in the consolidated statements of operations.

The following assumptions were used in the Black-Scholes option-pricing model to determine the fair value of awards at the grant date and, for stock options issued with tandem SARs, at each subsequent re-measurement date:

	2014	2013	2012
Risk-free interest rate	0.96% – 2.11%	1.26%	1.03%
Expected term (in years)	1.00 – 6.71	6.83	5.50
Expected volatility	20% – 25%	30.00%	35.00%
Expected dividend yield	1.00% – 1.03%	1.10%	0.00%

The risk-free interest rate was based on the U.S. Treasury or Canadian Sovereign bond yield with a remaining term equal to the expected option life assumed at the date of grant. The expected term was calculated based on the analysis of a three to five-year vesting period coupled with the Company’s expectations of exercise activity. Expected volatility was based on a review of the equity volatilities of publicly-traded guideline companies. The expected dividend yield is based on the annual dividend yield at the time of grant.

The following is a summary of stock option activity under our plans for the year ended December 31, 2014:

	Total Number of Options (in 000’s)	Weighted Average Exercise Price	Aggregate Intrinsic Value (1) (in 000’s)	Weighted Average Remaining Contractual Term (Yrs)
Outstanding at January 1, 2014	15,980	$6.35
Granted	3,622	$27.28
Assumed - Transactions	2,426	$20.71
Exercised	(161)	$3.82
Forfeited	(539)	$11.90

Outstanding at December 31, 2014	21,328	$11.42	$590,066	7.1

Exercisable at December 31, 2014	971	$20.22	$18,673	5.5

Vested or expected to vest at December 31, 2014	18,492	$11.60	$508,374	7.1

(1)	The intrinsic value represents the amount by which the fair value of our stock exceeds the option exercise price at December 31, 2014.

The weighted-average grant date fair value per stock option granted was $7.17, $5.23 and $3.80 during 2014, 2013 and 2012, respectively. The total intrinsic value of stock options exercised was $4.9 million during 2014, $25.3 million during 2013 and $5.7 million during 2012. As of December 31, 2014, there was approximately $45.8 million of total unrecognized share-based compensation cost, which is expected to be recognized over a weighted-average period of approximately 1.7 years.

The total fair value liability for liability classified stock options with tandem SARs outstanding was $34.9 million at December 31, 2014, and is classified as Other liabilities, net in the consolidated balance sheets. There were no cash settlements of SARs in 2014, 2013 or 2012.

RSUs are measured at fair value based on the closing price of the Company’s common stock on the first business day preceding the grant date. RSUs are expensed on a straight-line basis over the vesting period except for grants to non-employee members of our Board of Directors which are expensed immediately. We grant RSUs to non-employee members of our Board of Directors in lieu of a cash retainer and committee fees. All RSUs will settle and shares of Common Stock will be issued after the vesting period or upon termination of service by the board member. The following is a summary of RSU activity for the year ended December 31, 2014:

	Total Number of Nonvested Shares (in 000’s)	Weighted Average Grant Date Fair Value
Nonvested shares at January 1, 2014	203	$9.68
Granted	84	$38.99
Vested & Settled	—	—
Forfeited	—	—

Nonvested shares at December 31, 2014	287	$18.23

The weighted average grant date fair value per RSU granted was $38.99 during 2014, $22.74 during 2013 and $6.55 during 2012. The total intrinsic value of RSUs which have vested and settled was $0.8 million during 2013. No RSUs vested and settled during 2014 or 2012. As of December 31, 2014, total unrecognized compensation cost related to non-vested RSUs outstanding was $2.0 million and is expected to be recognized over a weighted-average period of approximately 0.7 years.

Note 19. Earnings Per Share

Basic earnings per common share is determined by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined by dividing net income (loss) attributable to common shareholders and noncontrolling interests by the weighted average number of common shares outstanding, assuming all potentially dilutive shares were issued.

For the period of January 1, 2014, through December 11, 2014, prior to the Transactions, our equity reflected 100% ownership by Burger King Worldwide shareholders. For the period of December 12, 2014, through December 31, 2014, our equity reflected majority ownership through RBI common shares. Basic and diluted earnings per share is computed using the weighted average number of shares outstanding for Burger King Worldwide shareholders for the period of January 1, 2014, through December 11, 2014, and RBI shareholders for the period of December 12, 2014, through December 31, 2014. Additionally, beginning on December 12, 2014, an economic interest in Partnership common equity is held by the holders of 265,041,783 Partnership exchangeable units. Any time after the one year anniversary of the Transactions effective date, the holders of Partnership exchangeable units will each have the right to require Partnership to exchange all or any portion of such holder’s Partnership exchangeable units, subject to our right as the general partner of Partnership, in our sole discretion, to deliver shares of our common stock or the cash equivalent thereof. See Note 17, Common Shareholders’ Equity.

We apply the treasury stock method to determine the dilutive weighted average common shares represented by Partnership exchangeable units and outstanding stock options, unless the effect of their inclusion is anti-dilutive. The diluted earnings per share calculation assumes conversion of 100% of the Partnership exchangeable units under the “if converted” method. Accordingly, the numerator is also adjusted to include the earnings allocated to the holders of noncontrolling interests.

The following table summarizes the basic and diluted earnings per share calculations (in millions, except per share amounts):

	2014	2013	2012
Numerator - Basic:
Net income (loss) attributable to common shareholders	$(398.8)	$233.7	$117.7

Numerator - Diluted:
Net income (loss) attributable to common shareholders	$(398.8)	$233.7	$117.7
Add: Net income (loss) attributable to noncontrolling interests	(430.7)	—	—

Dilutive net income (loss) available to common shareholders and noncontrolling interests	$(829.5)	$233.7	$117.7

Denominator:
Weighted average common shares - basic	343.7	351.0	349.7
Exchange of noncontrolling interests for common shares (Note 17)	14.5	—	—
Effect of other dilutive securities (a)	—	6.8	4.4

Weighted average common shares - diluted	358.2	357.8	354.1

Basic earnings (loss) per share	$(1.16)	$0.67	$0.34
Diluted earnings (loss) per share	$(2.32)	$0.65	$0.33
Anti-dilutive stock options outstanding	21.3	2.9	2.7

(a)	There is no effect of other dilutive securities for the year ended December 31, 2014 because a net loss was reported during this period causing any potentially dilutive securities to be anti-dilutive. Therefore, 21.3 million shares of potentially dilutive securities were excluded in the calculation of diluted earnings (loss) per share since their impact would have been anti-dilutive.

Note 20. Franchise and Property Revenues

Franchise and property revenues consist of the following (in millions):

	2014	2013	2012
Franchise royalties	$701.1	$657.0	$603.5
Property revenues	242.7	213.7	151.3
Franchise fees and other revenue	87.6	52.9	47.1

Franchise and property revenues	$1,031.4	$923.6	$801.9

Refer to Note 11 for the components of property revenues.

Note 21. Sales and Cost of Sales

Sales and cost of sales consists of the following (in millions):

	2014	2013	2012
Company restaurant sales (a)	$88.0	$222.7	$1,169.0
Distribution sales	79.4	—	—

Sales	$167.4	$222.7	$1,169.0

(a)	Includes VIE Restaurants’ sales.

	2014	2013	2012
Food, paper and product costs	$27.2	$70.6	$382.2
Payroll and employee benefits	26.2	68.1	345.1
Occupancy and other operating costs (b)	22.5	56.6	309.9

Company restaurant expenses	75.9	195.3	1,037.2
Distribution cost of sales	80.5	—	—

Cost of sales	$156.4	$195.3	$1,037.2

(b)	Includes VIE Restaurants’ cost of sales.

Note 22. Other Operating (Income) Expenses, net

Other operating (income) expenses, net, consist of the following (in millions):

	2014	2013	2012
Net losses (gains) on disposal of assets, restaurant closures and refranchisings	$25.4	$0.7	$30.8
Litigation settlements and reserves, net	4.0	7.6	1.7
Net losses (gains) on derivatives	290.9	—	8.7
Foreign exchange net (gains) losses	(3.8)	7.4	(4.2)

Other, net	10.9	5.6	12.2

Other operating (income) expenses, net	$327.4	$21.3	$49.2

Closures and Dispositions

Net losses (gains) on disposal of assets, restaurant closures and refranchisings represent sales of Company properties and other costs related to restaurant closures and refranchisings, and are recorded in other operating expenses (income), net in the accompanying consolidated statements of operations. Gains and losses recognized in the current period may reflect certain costs related to closures and refranchisings that occurred in previous periods.

During 2014, net losses (gains) on disposal of assets, restaurant closures and refranchisings consisted of net losses associated with refranchisings of $10.5 million and net losses associated with asset disposals and restaurant closures of $14.9 million.

During 2013, net losses (gains) on disposal of assets, restaurant closures and refranchisings consisted of net gains associated with refranchisings of $5.3 million, net losses from sale of subsidiaries of $1.0 million and net losses associated with asset disposals and restaurant closures of $5.0 million.

During 2012, net losses (gains) on disposal of assets, restaurant closures and refranchisings consisted of net losses associated with refranchisings of $4.9 million, impairment losses associated with long-lived assets held for sale for Company restaurants of $13.2 million and net losses associated with asset disposals and restaurant closures of $12.7 million.

During 2014, we entered into foreign currency forward and foreign currency option contracts to hedge our exposure to the volatility of the Canadian dollar in connection with the cash portion of the purchase price of the Tim Hortons acquisition. We recorded a net loss on derivatives of $133.0 million related to the change in fair value on these instruments and an expense of $59.9 million related to the premium on the foreign currency option contracts. These instruments were settled in the fourth quarter of 2014. Additionally, as a result of discontinuing hedge accounting on our interest rate caps and forward-starting interest rate swaps, we recognized a loss of $34.5 million related to the change in fair value related to both instruments and a net gain of $13.4 million related to the reclassification of amounts from AOCI into earnings related to both instruments. These instruments were settled in the fourth quarter of 2014. Additionally, during the fourth quarter of 2014, we entered into a series of forward-starting interest rate swaps to hedge the variability in the interest payments associated with our 2014 Term Loan Facility and recorded a gain of $88.9 million related to the change in fair value related to these instruments. Lastly, during the fourth quarter of 2014 we entered into a series of cross-currency rate swaps to protect the value of our investments in our foreign operations against adverse changes in foreign currency exchange rates and recorded a loss of $165.8 million related to the change in fair value on these instruments. See Note 15, Derivative Instruments for additional information about accounting for our derivative instruments.

Note 23. Commitments and Contingencies

Guarantees

We guarantee certain lease payments of franchisees arising from leases assigned in connection with sales of Company restaurants to franchisees, by remaining secondarily liable for base and contingent rents under the assigned leases of varying terms. The maximum contingent rent amount is not determinable as the amount is based on future revenues. In the event of default by the franchisees, we have typically retained the right to acquire possession of the related restaurants, subject to landlord consent. The potential amount of undiscounted payments we could be required to make in the event of non-payment by the franchisee arising from these assigned lease guarantees, excluding contingent rents, was $22.4 million as of December 31, 2014, expiring over an average period of seven years.

From time to time, we enter into agreements under which we guarantee loans made by third parties to qualified franchisees. As of December 31, 2014, there were $123.9 million of loans outstanding to Burger King franchisees that we had guaranteed under five such programs, with additional franchisee borrowing capacity of approximately $198.3 million remaining. Our maximum guarantee liability under these five programs is limited to an aggregate of $32.2 million, assuming full utilization of all borrowing capacity. We record a liability in the period the loans are funded and the maximum term of the guarantee is approximately ten years. As of December 31, 2014, the liability reflecting the fair value of these guarantee obligations was $5.1 million. In addition to these five programs, as of December 31, 2014, we also had a liability of $0.2 million, with a potential maximum guarantee exposure of $3.3 million, in connection with Tim Hortons franchisee loan guarantees. No significant payments have been made by us in connection with these guarantees through December 31, 2014.

Other commitments arising out of normal business operations were $1.2 million as of December 31, 2014, primarily guaranteed under bank guarantee arrangements.

Letters of Credit

As of December 31, 2014, we had $27.1 million in irrevocable standby letters of credit outstanding, which were issued primarily to certain insurance carriers to guarantee payments of deductibles for various insurance programs, such as health and commercial liability insurance. Of these letters of credit outstanding, $4.6 million are secured by the collateral under our 2014 Revolving Credit Facility and the remainder are secured by cash collateral. As of December 31, 2014, no amounts had been drawn on any of these irrevocable standby letters of credit.

Vendor Relationships

During the fiscal year ended June 30, 2000, we entered into long-term, exclusive contracts with soft drink vendors to supply Company and franchise restaurants with their products and obligating Burger King restaurants in the United States to purchase a specified number of gallons of soft drink syrup. These volume commitments are not subject to any time limit and as of December 31, 2014, we estimate it will take approximately 17 years for these purchase commitments to be completed. In the event of early termination of this arrangement, we may be required to make termination payments that could be material to our financial position, results of operations and cash flows.

We have separate arrangements for telecommunication services with an aggregate contractual obligation of $24.4 million over the next five years with no early termination fee.

We also enter into commitments to purchase advertising. As of December 31, 2014, commitments to purchase advertising totaled $145.7 million and run through December 2015.

Litigation

On March 1, 2013, a putative class action lawsuit was filed against BKC in the U.S. District Court of Maryland. The complaint alleges that BKC and/or its agents sent unsolicited advertisements by fax to thousands of consumers in Maryland and elsewhere in the United States to promote its home delivery program in violation of the Telephone Consumers Protection Act. The plaintiff sought monetary damages and injunctive relief. On August 19, 2014, BKC agreed to pay $8.5 million to settle the lawsuit. On December 2, 2014, the parties finalized a settlement agreement which received preliminary court approval on December 2, 2014. We expect the final court approval hearing to take place in April 2015.

From time to time, we are involved in other legal proceedings arising in the ordinary course of business relating to matters including, but not limited to, disputes with franchisees, suppliers, employees and customers, as well as disputes over our intellectual property. The Company has an estimated liability of approximately $13.3 million as of December 31, 2014, representing the Company’s best estimate within the range of losses which could be incurred in connection with pending litigation matters.

Insurance Programs

We carry insurance programs to cover claims such as workers’ compensation, general liability, automotive liability, executive risk and property, and are self-insured for healthcare claims for eligible participating employees. Through the use of insurance program deductibles (up to $5.0 million) and self-insurance, we retain a significant portion of the expected losses under these programs.

Insurance reserves have been recorded based on our estimate of the anticipated ultimate costs to settle all claims, both reported and incurred-but-not-reported (IBNR), and such reserves include judgments and independent actuarial assumptions about economic conditions, the frequency or severity of claims and claim development patterns, and claim reserve, management and settlement practices. We had $12.8 million in accrued liabilities as of December 31, 2014 and $19.2 million as of December 31, 2013 for these claims.

Note 24. Variable Interest Entities

VIEs for which we are the primary beneficiary

As discussed in Note 2, we consolidate Restaurant VIEs where Tim Hortons is the restaurant’s primary beneficiary and Advertising VIEs. The balance sheet data associated with Restaurant VIEs and Advertising VIEs presented on a gross basis, prior to consolidation adjustments, are as follows:

	As of December 31, 2014
	Restaurant VIE’s	Advertising VIE’s
Cash and cash equivalents	$5.9	$—
Inventories and other current assets, net	5.2	—
Advertising fund restricted assets – current	—	53.0
Property and equipment, net	10.7	55.7
Other assets, net	0.2	0.4

Total assets	$22.0	$109.1

Notes payable to Tim Hortons Inc. – current (1)(2)	$9.2	$11.4
Other accrued liabilities	7.5	0.2
Advertising fund liabilities – current	—	45.5
Notes payable to Tim Hortons Inc. – long-term (1)(2)	0.3	45.5
Other liabilities, net	3.9	6.5

Total liabilities	20.9	109.1

Equity of VIEs	1.1	—

Total liabilities and equity	$22.0	$109.1

(1)	Various assets and liabilities are eliminated upon the consolidation of these VIEs.
(2)	In fiscal 2014, the Ad Fund entered into an agreement with a Tim Hortons subsidiary for the Tim Card Revolving Credit Facility and the Tim Card Loan, which are funded by the Restricted cash and cash equivalents related to our Tim Card program. These balances are eliminated upon consolidation of the Ad Fund.

The liabilities recognized as a result of consolidating these VIEs do not necessarily represent additional claims on our general assets; rather, they represent claims against the specific assets of the consolidated VIEs. Conversely, assets recognized as a result of consolidating these VIEs do not represent additional assets that could be used to satisfy claims by our creditors as they are not legally included within the Company’s general assets.

VIEs for which we are not the primary beneficiary

We have investments in certain TH real estate ventures and certain BK master franchisees, which were determined to be VIEs of which we are not the primary beneficiary. We do not consolidate these entities as control is considered to be shared by both TH and the other joint owners in the case of the TH real estate ventures, or control rests with other parties in the case of BK master franchisee VIEs.

Note 25. Segment Reporting

Under the Tim Hortons brand, we operate in the donut/coffee/tea category of the quick service segment of the restaurant industry. Under the Burger King brand, we operate in the fast food hamburger restaurant category of the quick service segment of the restaurant industry. We generate revenue from four primary sources: (i) franchise revenues, consisting primarily of royalties based on a percentage of sales reported by franchise restaurants and franchise fees paid by franchisees; (ii) property revenues from properties we lease or sublease to franchisees; (iii) retail sales at Company restaurants; and (iv) distribution sales to Tim Hortons franchisees, which are sales related to our supply chain operations, including manufacturing, procurement, warehousing and distribution.

As disclosed in the Provisional 10-K, we had five operating segments consisting of TH and four geographical regions of BK as of December 31, 2014. We completed an internal reorganization of our business following the Transactions, which resulted in two brand presidents, both of whom report to our chief operating decision maker (“CODM”), who is our Chief Executive Officer. This reorganization changed the way our CODM manages and evaluates our business. Accordingly, during the first quarter of 2015, we determined we had two operating segments: (1) TH, which includes all operations of our Tim Hortons brand and (2) BK, which includes all operations of our Burger King brand.

We also determined that our two operating segments represent our reportable segments. This change had no effect on our previously reported consolidated results of operations, financial position or cash flows. In connection with this change, we have reclassified historical amounts to conform to our current segment presentation.

The following tables present revenues, segment income, depreciation and amortization, assets, long-lived assets and capital expenditures by segment (in millions):

	2014	2013	2012
Revenues:
TH	$143.6	$—	$—
BK	1,055.2	1,146.3	1,970.9

Total revenues	$1,198.8	$1,146.3	$1,970.9

Total revenues in Canada were $152.0 million in 2014, $60.9 million in 2013 and $148.2 million in 2012.

The United States represented 10% or more of our total revenues in each period presented. Total revenues in the United States were $630.9 million in 2014, $604.4 million in 2013, and $1,112.9 million in 2012. Germany also represented 10% or more of our total revenues in 2012. Total revenues in Germany were $219.2 million in 2012.

Our measure of segment income is adjusted EBITDA. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude specifically identified items that management believes do not directly reflect our core operations and assists management in comparing segment performance by removing the impact of certain items that management believes do not reflect our core operations. A reconciliation of segment income to net income consists of the following:

	2014	2013	2012
Segment Income:
TH	$34.9	$—	$—
BK	726.0	665.6	652.1

Adjusted EBITDA	760.9	665.6	652.1
Share-based compensation and non-cash incentive compensation expense	37.3	17.6	10.2
Amortization of inventory step-up	11.8	—	—
Tim Hortons transaction and restructuring costs	125.0	—	—
Global portfolio realignment project costs	—	26.2	30.2
Business combination agreement expenses	—	—	27.0
(Income) loss from equity method investments	9.5	12.7	4.1
Other operating expenses (income), net	327.4	21.3	49.2

EBITDA	249.9	587.8	531.4
Depreciation and amortization	68.8	65.6	113.7

Income from operations	181.1	522.2	417.7
Interest expense, net	279.7	200.0	223.8
Loss on early extinguishment of debt	155.4	—	34.2
Income tax expense	15.3	88.5	42.0

Net income (loss)	$(269.3)	$233.7	$117.7

	2014	2013	2012
Depreciation and Amortization:
TH	$4.5	$—	$—
BK	64.3	65.6	113.7

Total depreciation and amortization	$68.8	$65.6	$113.7

	2014	2013	2012
(Income) Loss from Equity Method Investments:
TH	(0.3)	—	—
BK	9.8	12.7	4.1

Total (income) loss from equity method investments	$9.5	$12.7	$4.1

	Assets		Long-Lived Assets
	As of December 31,		As of December 31,
	2014	2013	2014	2013
TH	$14,809.4	$—	$1,667.6	$—
BK	6,528.6	5,785.5	910.0	964.6

Total	$21,338.0	$5,785.5	$2,577.6	$964.6

Long-lived assets include property and equipment, net, and net investment in property leased to franchisees. Long-lived assets in Canada totaled $1,288.8 million as of December 31, 2014 and $46.1 million as of December 31, 2013. Long-lived assets in the United States, totaled $1,261.3 million as of December 31, 2014 and $885.4 million as of December 31, 2013. Only Canada and the United States represented 10% or more of our total long-lived assets as of December 31, 2014. Only the United States represented 10% or more of our total long-lived assets as of December 31, 2013.

	2014	2013	2012
Capital Expenditures:
TH	$8.0	$—	$—
BK	22.9	25.5	70.2

Total capital expenditures	$30.9	$25.5	$70.2

Note 26. Quarterly Financial Data (Unaudited)

Summarized unaudited quarterly financial data (in millions, except per share data):

	Quarters Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Revenues	$240.9	$261.2	$278.9	$417.8
Operating income (loss)	$131.3	$151.5	$0.9	$(102.6)
Net income (loss)	$60.4	$75.1	$(23.5)	$(381.3)
Basic earnings (loss) per share	$0.17	$0.21	$(0.07)	$(1.60)
Diluted earnings (loss) per share	$0.17	$0.21	$(0.07)	$(2.50)

	Quarters Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Revenues	$327.7	$278.3	$275.1	$265.2
Operating income	$102.4	$133.2	$145.5	$141.1
Net income	$35.8	$62.9	$68.2	$66.8
Basic earnings per share	$0.10	$0.18	$0.19	$0.19
Diluted earnings per share	$0.10	$0.18	$0.19	$0.19

Note 27. Subsequent Event

Dividend

On February 17, 2015, our Board of Directors declared a cash dividend of $0.09 per common share, which will be paid on April 2, 2015, to common shareholders of record on March 3, 2015. The Partnership will also make a distribution in respect of each Partnership exchangeable unit in the amount of $0.09 per exchangeable unit, and the record date and payment date for distributions on Partnership exchangeable units are the same as the record date and payment date set forth above. On February 16, 2015, our Board of Directors also declared a cash dividend of $1.20 per Preferred Share, for a total dividend of $82.5 million which will be paid to the holder of the Preferred Share on April 1, 2015. The dividend on the Preferred Shares included the amount due for the period of December 12, 2014 through December 31, 2014 as well as the first calendar quarter of 2015.